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Exhibit 10.21

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (THE "PURCHASE AGREEMENT") CONTAINS CERTAIN REPRESENTATIONS AND WARRANTIES (THE "REPRESENTATIONS") BY Clean Energy Texas LNG, LLC, A SUBSIDIARY OF CLEAN ENERGY FUELS CORP. ("CLEAN ENERGY"), IN FAVOR OF Applied LNG Technologies USA, L.L.C. ("ALT"), Texas LNG, Ltd. ("Texas LNG"), Jack B. Kelley, Inc. ("JBK"), and Fleet Star, Inc. ("Fleet Star," TOGETHER WITH ALT, TEXAS LNG AND JBK, THE "SELLERS"), AND BY THE SELLERS IN FAVOR OF CLEAN ENERGY. NO PERSON, OTHER THAN THE PARTIES TO THE PURCHASE AGREEMENT, ARE ENTITLED TO RELY ON THE REPRESENTATIONS CONTAINED IN THE PURCHASE AGREEMENT. THE PURCHASE AGREEMENT IS FILED IN ACCORDANCE WITH THE RULES OF THE SECURITIES AND EXCHANGE COMMISSION AS A MATERIAL PLAN OF ACQUISITION, AND IS INTENDED BY CLEAN ENERGY FUELS CORP. SOLELY AS A RECORD OF THE AGREEMENT REACHED BY THE PARTIES THERETO. THE FILING OF THE PURCHASE AGREEMENT IS NOT INTENDED AS A MECHANISM TO UPDATE, SUPERSEDE OR OTHERWISE MODIFY PRIOR DISCLOSURES OF INFORMATION AND RISKS CONCERNING CLEAN ENERGY WHICH CLEAN ENERGY OR CLEAN ENERGY FUELS CORP. HAS MADE TO ITS STOCKHOLDERS.

INVESTORS AND POTENTIAL INVESTORS SHOULD ALSO BE AWARE THAT THE REPRESENTATIONS ARE QUALIFIED BY INFORMATION IN CONFIDENTIAL DISCLOSURE SCHEDULES THAT THE SELLERS HAVE DELIVERED TO CLEAN ENERGY (THE "DISCLOSURE SCHEDULES"). THE DISCLOSURE SCHEDULES CONTAIN INFORMATION THAT MODIFIES, QUALIFIES AND CREATES EXCEPTIONS TO THE REPRESENTATIONS.

INVESTORS AND POTENTIAL INVESTORS SHOULD ALSO BE AWARE THAT CERTAIN REPRESENTATIONS MADE IN THE PURCHASE AGREEMENT ARE NOT INTENDED TO BE AFFIRMATIVE REPRESENTATIONS OF FACTS, SITUATIONS OR CIRCUMSTANCES, BUT ARE INSTEAD DESIGNED AND INTENDED TO ALLOCATE CERTAIN RISKS BETWEEN THE SELLERS, ON THE ONE HAND, AND CLEAN ENERGY, ON THE OTHER HAND. THE USE OF REPRESENTATIONS AND WARRANTIES TO ALLOCATE RISK IS A STANDARD DEVICE IN PURCHASE AGREEMENTS.

ACCORDINGLY, STOCKHOLDERS SHOULD NOT RELY ON THE REPRESENTATIONS AS AFFIRMATIONS OR CHARACTERIZATIONS OF INFORMATION CONCERNING THE SELLERS OR CLEAN ENERGY AS OF THE DATE OF THE PURCHASE AGREEMENT, OR AS OF ANY OTHER DATE.

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PURCHASE AND SALE AGREEMENT

        This Purchase and Sale Agreement (this "Agreement") is made and entered into as of the 3rd day of November, 2005 (the "Effective Date"), by and among Applied LNG Technologies USA, L.L.C., a Delaware limited liability company ("ALT"), Texas LNG, Ltd., a Texas limited partnership ("Texas LNG"), Jack B. Kelley, Inc., a Texas corporation ("JBK"), and Fleet Star, Inc., a Delaware corporation ("Fleet Star") (ALT, Texas LNG, JBK, and Fleet Star are sometimes referred to herein collectively, as the "Sellers," and individually, as a "Seller"), and Clean Energy Texas LNG, LLC, a Texas limited liability company (the "Purchaser"). Sellers and Purchaser are referred to collectively herein as the "Parties."

RECITALS:

        A.    Purchaser desires to purchase from Sellers and Sellers desire to sell to Purchaser certain assets and properties owned by Sellers; and

        B.    Purchaser and Sellers desire to enter into certain other agreements relating to such purchase and sale.

        In consideration of the mutual promises contained herein, the representations, warranties and covenants contained herein, the benefits to be derived by each Party hereunder, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, Sellers and Purchaser agree as follows:

1.     DEFINITIONS

        1.1   Except as otherwise provided or unless the context otherwise requires, the following terms shall have the meanings specified in this Section 1 when capitalized and used in this Agreement.

          (a)   "Action" has the meaning given to it in Section 5.1(s).

          (b)   "Affiliate" of a specified Person means any other Person which directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with the Person specified. As used in this definition, each of the terms "control," "controlled by" and "under common control with" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

          (c)   "Agreement" means this Purchase and Sale Agreement, including the Schedules attached hereto.

          (d)   "Assets" means all of the Contracts, Owned Real Property, and Personal Property.

          (e)   "Assignment and Assumption Agreement" has the meaning given to it in Section 3.2.

          (f)    "Assumed Liabilities" has the meaning given to it in Section 3.2.

          (g)   "Benefit Plan" means (i) each employment or consulting agreement, (ii) each arrangement providing for insurance coverage or workers' compensation benefits, (iii) each incentive bonus or deferred bonus arrangement, (iv) each arrangement providing termination allowance, severance or similar benefits, (v) each equity compensation plan, (vi) each deferred compensation plan, (vii) each compensation plan, policy and practice, (viii) all employee benefit plans, as defined in ERISA Section 3(3); and (ix) each sales incentive, payroll practice, fringe benefit or perquisite, including, but not limited to benefits relating to each Seller's automobiles, clubs, vacation, child care, parenting, sabbatical, or sick leave maintained by the Sellers or any of the Sellers' subsidiaries or any ERISA Affiliate of any Of the foregoing covering the employees, former employees, directors and former directors thereof and the beneficiaries of any of them.

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          (h)   "Bills of Sale" has the meaning given to it in Section 3.3(b).

          (i)    "Books and Records" has the meaning given to it in Section 7.2(f).

          (j)    "Business" means the business acquired or to be acquired by Purchaser pursuant to this Agreement, consisting of the ownership, operation and performance of the Assets and Assumed Liabilities for the purpose of the production and sale of LNG from the Willis Plant, and the goodwill associated therewith.

          (k)   "Business Day" means any day except a Saturday or a Sunday or a day when commercial banks are authorized or required by law to be closed in Dallas, Texas.

          (l)    "Cash" means immediately available funds, in US Dollars.

          (m)  "CERCLA" has the meaning given to it in Section 5.1(n).

          (n)   "Claimant" has the meaning given to it in Section 11.4.

          (o)   "Claims" has the meaning given to it in Section 11.1.

          (p)   "Clean Energy" has the meaning given to it in Section 3.3(d).

          (q)   "Closing" means the actual closing of the purchase and sale transaction contemplated by this Agreement.

          (r)   "Closing Date" has the meaning given to it in Section 9.1.

          (s)   "COBRA" means continued health coverage pursuant to Section 4980B of the Code or Part 6 of Title I of ERISA.

          (t)    "Code" means the Internal Revenue Code of 1986, as amended.

          (u)   "Collateral Agreements" has the meaning given to it in Section 3.3.

          (v)   "Commercially Reasonable Efforts" means those efforts which a prudent business Person would exert using sound business judgment in like circumstances.

          (w)  "Commitment" has the meaning given to it in Section 4.1.

          (x)   "Confidentiality Agreement" means that certain Confidentiality Agreement dated September 7, 2005, by and between ALT and Clean Energy Fuels, Inc., a copy of which is attached as Exhibit 1.1(x).

          (y)   "Consultants" has the meaning given to it in Section 7.1(e)(2).

          (z)   "Contracts" means the contracts, agreements and instruments described on Schedule 1.1(z).

          (aa) "Cure Period" has the meaning given to it in Section 4.3.

          (bb) "Disclosure Schedule" means the Schedules attached to this Agreement.

          (cc) "Due Diligence Review" has the meaning given to it in Section 7. 1(e)(2).

          (dd) "Effective Date" has the meaning given to it in the introductory paragraph of this Agreement.

          (ee) "Environmental Condition" means the introduction of any pollution, including without limitation, any contaminant, irritant, pollutant or other Hazardous Substance, upon the Owned Real Property or the Leased Real Property (and whether or not such pollution constituted at the time thereof a violation of any Environmental Law) as a result of any Release of any kind whatsoever of any Hazardous Substance, and as a result of which any Seller has or may become liable to any Person with respect to the Owned Real Property or Leased Real Property or by reason of which either the Owned Real Property or Leased Real Property is in material violation of an Environmental Law and is, or may be, subjected to any lien.

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          (ff)  "Environmental Laws" has the meaning given to it in Section 5.1(n)(1).

          (gg) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

          (hh) "ERISA Affiliate" of any Person means any other Person that, together with such Person as of the relevant measuring date under ERISA, was or is required to be treated as a single employer under Section 414 of the Code.

          (ii)   "Escrow" has the meaning given to it in Section 7.3(a).

          (jj) "Escrow Agent" has the meaning given to it in Section 7.3(a).

          (kk) "Escrow Instructions" has the meaning given to it in Section 7.3(a).

          (ll)   "Excluded Assets" has the meaning given to it in Section 2.2.

          (mm) "Fleet Star Leases" means the Phoenix Facility Lease and the Mesa Facility Lease.

          (nn) "Governmental Approvals" means any authorization, approval, consent, license, registration, lease, ruling, permit, tariff, certification, exemption, filing or registration by or with any Governmental Authority.

          (oo) "Governmental Authority" means the United States, any state, county, or city, any political subdivision, agency, court or instrumentality of any of the foregoing, and any governmental or quasi-Governmental Authority, agency or body having jurisdiction over the respective Assets or the Person in question.

          (pp) "Guaranty" has the meaning given to it in Section 3.3(d).

          (qq) "Guarantor" has the meaning given to it in Section 3.3(d).

          (rr)  "Hazardous Substances" means any waste, pollutant, contaminant, material or substance that is or may be dangerous, hazardous, toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, or mutagenic, or other words of similar meaning and regulatory effect, or which could otherwise pose a risk to health, safety, or the environment or the value of the Assets or the operation of the Business or which is the subject of any Environmental Laws governing its Release, use, disposal, storage, or transportation.

          (ss)  "Historical" Information" has the meaning given to it in Section 5.1(f).

          (tt)  "Improvements" has the meaning given to it in Section 5.1(i).

          (uu) "Intangible Assets" has the meaning given to it in Section 5.1(o).

          (vv) "Knowledge," "known" and "knows," whether or not capitalized, when used with reference to any matter covered by a representation, warranty, covenant or other provision of this Agreement, means the actual or constructive (based on what a reasonable person in the applicable position with a Party should know) knowledge of (i) a Responsible Officer of that Party and (ii) in the case of the knowledge of a Seller, and without limiting clause (i) above, each of Ken Kelley, Eric Alexander and Steve Bartlett and (iii) in the case of the knowledge of Purchaser, and without limiting clause (i) above, each of Alan P. Basham, Mitchell Pratt and Rick Wheeler.

          (ww) "Law" or "Laws" means any constitution, statute, code, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction (including applicable permits and governmental approvals) of any applicable Governmental Authority.

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          (xx) "Leased Real Property" means (a) that certain real property located in the City of Mesa, Maricopa County, Arizona, leased by Fleet Star, as Tenant, from Empire Southwest, LLC, as Landlord, pursuant to that certain Lease (Mesa Facility), dated October 24, 2003 (the Mesa Facility Lease), a copy of which is attached hereto as Exhibit 1.1 (xx)(a), and (b) that certain real property located in the City of Phoenix, Maricopa County, Arizona, leased by Fleet Star, as Tenant, from TWFG-LNG, L.L.C., as Landlord, pursuant to that certain Lease (Phoenix Facility), dated October 24, 2003 (the "Phoenix Facility Lease"), a copy of which is attached hereto as Exhibit 1.l(xx)(b).

          (yy) "Lien or Lien(s)" means any mortgage, deed of trust, pledge, lien (statutory or otherwise), charge, security interest, preference, priority, or Liens of any kind thereon (including, without limitation, any conditional sale agreement or any other title retention agreement, any financing lease having substantially the same effect as any of the foregoing, and. the filing of any financing statement under the Uniform Commercial Code or comparable Law of any jurisdiction to evidence any of the foregoing).

          (zz) "LNG" means liquefied natural gas.

          (aaa) "LNG Trailers" means the five LNG trailers described on Schedule 1.1(aaa) to be sold by JBK to Purchaser.

          (bbb) "Material Adverse Effect" or "Material Adverse Change" means any change or effect that is or is reasonably likely to be materially adverse to or have a material adverse effect on the Business or Assets, or the ability of any Seller to perform its obligations under this Agreement.

          (ccc) "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity, quality and frequency).

          (ddd) "Owned Real Property" means that certain improved real property located in Montgomery County, Texas and more particularly described as a tract of land containing 24.48 acres, more or less, in the William Weir Survey, Abstract 42, Montgomery, Texas, including all improvements thereon, as more particularly described in Exhibit 1.1(ddd). The Willis Plant is located on the Owned Real Property.

          (eee) "Party" or "Parties" has the meaning given to it in the introductory paragraph of this Agreement.

          (fff) "Permitted Liens" means any of the following: (i) any Liens for Taxes and assessments not yet delinquent, (ii) any obligations or duties reserved to or vested in any municipality or other Governmental Authority to regulate any Asset in any manner including all applicable Laws, (iii) and Liens set forth on Schedule 1.1(fff).

          (ggg) "Permitted Real Property Exceptions" has the meaning given to it in Section 4.4.

          (hhh) "Person" means an individual, a partnership, a limited partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Authority.

          (iii)  "Personal Property" means the equipment and other personal property described on Schedule 1.1 (iii).

          (jjj)  "Property Taxes" has the meaning given to it in Section 9.2(a).

          (kkk) "Purchase Price" has the meaning given to it in Section 3.1.

          (lll)  "Purchaser" has the meaning given to it in the introductory paragraph of this Agreement.

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          (mmm) "Purchaser Group" means Purchaser and its Affiliates and their officers, directors and employees.

          (nnn) "Purchaser Material Adverse Effect" means any change or effect that is or is reasonably likely to be materially adverse to or have a material adverse effect on the financial condition of Purchaser or the ability of Purchaser to perform its obligations under this Agreement.

          (ooo) "RCRA" has the meaning given to it in Section 5.1(n).

          (ppp) "Release" means any release, spill, emission, discharge, leak, dumping, escape or other disposal.

          (qqq) "Responsible Officer" means, with respect to any Person, the chief executive officer, the president, the respective vice presidents in charge of operations, legal, finance, and accounting of such Person and, in each case, any Person fulfilling substantially the same role for such Person, however designated.

          (rrr) "Seller Group" means Sellers and their Affiliates, officers, directors and employees.

          (sss) "Sellers' Consents" means the consents listed in Schedule 5.1(d).

          (ttt) "Sellers' Representative" has the meaning given to it in Section 14.14(a).

          (uuu) "Special Warranty Deed" has the meaning given to it in Section 3.3(c).

          (vvv) "Suppliers" has the meaning given to it in Section 5.1(v).

          (www) "Survey" has the meaning given to it in Section 4.2.

          (xxx) "Tax" or "Taxes" means (whether or not disputed) taxes of any kind, levies or other like assessments, duties, imposts, charges or fees, including but not limited to (x) all federal, state, local or foreign taxes, including all income, profits, capital gains, receipts, net worth, sales, use, property, ad valorem, value-added, intangible, unitary, transfer, stamp, documentary, payroll, employment, estimated, excise, environmental, occupation, premium, customs, duties, severance, windfall profits, franchise, license, withholding, social security, unemployment, disability, registration, alternative or add-on minimum, recapture or other taxes, levies, fees or assessments together with any interest and any penalties, additions to tax or additional amounts with respect thereto, (y) any liability for payment of amounts described in clause (x) as a result of transferee liability, under United States Treasury Regulation Section 1.1502-6 or any similar provision of Law, or otherwise through operation of law, and (z) any liability for payment of amounts described in clauses (x) or (y) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement or any practice, policy or arrangement of indemnifying or to indemnify any other Person for taxes.

          (yyy) "Tax Purchase Price" has the meaning given to it in Section 3.4.

          (zzz) "Tax Return or Return" means any return, declaration, report, claim for refund, information return, report or statement that relates to any Tax, including any schedule or attachment thereto and any amendment thereof.

          (aaaa) "Third-Party Claim" has the meaning given, to it in Section 11.4(a).

          (bbbb) "Title Company" has the meaning given to it in Section 4.1.

          (cccc) "Title Policy" has the meaning given to it in Section 4.1.

          (dddd) "Title Review Period" has the meaning given to it in Section 4.3.

          (eeee) "Transaction Documents" means this Agreement, the Collateral Agreements, and any other documents delivered at Closing pursuant to Section 8 hereof.

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          (ffff) "Willis Plant" means an LNG liquefication plant, owned by Sellers and located at Willis, Texas, on the Owned Real Property.

        1.2    Rules of Interpretation.

          (a)   The singular includes the plural, and the plural includes the singular.

          (b)   A reference to any Law includes any amendment or modification thereto, all rules and regulations promulgated under such Law and all administrative and judicial authority exercisable thereunder.

          (c)   A reference to any contract, agreement or instrument includes any amendment or modification thereto including by waiver or consent.

          (d)   A reference to Person includes its permitted successors and assigns.

          (e)   The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provisions of this Agreement, and any Section, Schedule and Exhibit references are to this Agreement unless otherwise specified. The words "include" and "including" shall mean including without limitation.

          (f)    Any date specified for any action that is not a Business Day shall be deemed to mean the first Business Day after such date.

          (g)   This Agreement shall be deemed to have been drafted by each Party hereto and this Agreement shall not be construed against any Party as a principal drafts Person.

2.     PURCHASE AND SALE

        2.1    Purchased Assets.    In reliance upon the warranties, representations and covenants contained in, and on the terms and subject to the conditions of, this Agreement, Sellers agree that at the Closing, Sellers will sell, convey, transfer, assign and deliver the Assets to Purchaser, free and clear of all Liens except Permitted Liens and Permitted Real Property Exceptions, and Purchaser agrees that at Closing it will purchase all of the right, title and interest of Sellers in and to the Assets.

        2.2    Excluded Assets.    Sellers shall not sell and Purchaser shall not purchase or acquire, and the Assets do not include, the following (the "Excluded Assets"):

          (a)   The assets, properties and rights of Sellers specifically listed and described in Schedule 2.2(a).

          (b)   Any working capital, inter-company balances, Cash and Cash equivalents and bank accounts and amounts therein, of Sellers.

          (c)   Any trade credits, notes receivable, accounts of any kind, including accounts receivable or acceptances receivable, of Sellers and Sellers' Affiliates, arising prior to the Closing, with respect to the Assets or Business, and all claims, causes of action and rights relating thereto.

3.     AMOUNT AND PAYMENT OF PURCHASE PRICE

        3.1    Purchase Price Payable at Closing.    Purchaser shall pay to Sellers, at Closing, $13,918,736.00, payable wholly in Cash at Closing, by wire transfer to an account designated by Sellers.

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        3.2    Assumption of Liabilities.    On the Closing Date, Purchaser shall assume, and on and after the Closing Date, Purchaser agrees to pay, observe, perform and otherwise discharge those, and only those, liabilities and obligations expressly described on Schedule 3.2 of this Agreement (the "Assumed Liabilities"). Other than the Assumed Liabilities, Purchaser does not assume any liabilities of the Sellers, regardless of type or kind. The assumption of the Assumed Liabilities shall be evidenced and effected by the execution and delivery by the Parties at the Closing of an Assignment and Assumption Agreement, in substantially the form of Exhibit 3.2 (the "Assignment and Assumption Agreement").

        3.3    Collateral Agreements.    At Closing, the Parties shall cause the execution and delivery of the following agreements (collectively, the "Collateral Agreements"):

          (a)   The Assignment and Assumption Agreement.

          (b)   Bills of Sale from the Sellers substantially in the form of Exhibit 3.3(b) (the "Bills of Sale").

          (c)   A special warranty deed conveying the Owned Real Property to Purchaser (the "Special Warranty Deed") substantially in the form of Exhibit 3.3(c).

          (d)   The guaranty (the "Guaranty") of Clean Energy, a California Corporation ("Clean Energy"), of the payment of performance of this Agreement, substantially in the form of Exhibit 3.3(d). Clean Energy is also referred to as the "Guarantor."

        3.4    Allocation of Purchase Price.    The consideration for the Assets, as determined for federal income tax purposes pursuant to Treasury Regulation 1.1060 1(c) (the "Tax Purchase Price"), shall be allocated as provided in Treasury Regulations Sections 1.1060-1(c) and pursuant to the procedures set forth in this Section 3.4. References in this Section 3.4 to a "Class" of assets refers to the designated "Class" as defined in Treasury Regulations Section 1.33 8-6(b)(2). Purchaser and Sellers shall execute and file all Tax Returns in a manner consistent with any allocations agreed pursuant to this Section 3.4 and shall not take any position before any Governmental Authority or in any judicial proceeding that is inconsistent with any such agreed allocation, except (i) pursuant to a final "determination" (as defined in Section 1313(a) of the Code) or (ii) in accordance with a written opinion of legal counsel to the effect that failing to take such inconsistent position would subject Purchaser or a Seller, as the case may be, to Tax penalties or (iii) if and to the extent that the Purchaser and Sellers' Representative fail to agree upon all allocations pursuant to this Section 3.4 as provided in paragraph (b) of this Section 3.4. Purchaser and Sellers shall timely file Form 8594 and any other form required to be filed with the Internal Revenue Service or any state or local Tax authority in accordance with the requirements of Section 1060 of the Code and corresponding provisions of state and local law and that are prepared consistent with the allocations agreed pursuant to this Section 3.4, if any. Any redetermination of the Tax Purchase Price within the meaning of Treasury Regulations Section 1.338-7 shall be made as required thereby and shall be taken into account by Purchaser and Sellers in carrying out the provisions of this Section 3.4 and the preparation and filing of Internal Revenue Service Forms 8594 and corresponding state and local Tax Returns.

          (a)   The Tax Purchase Price shall be allocated as follows:

            (1)   The Parties acknowledge and agree that the Assets do not include any Class I assets (cash and certain general deposit accounts), Class II assets (actively traded personal property within the meaning of Code Section 1092(d)(1) and Treasury Regulations Section 1.1092(d)-I, determined without regard to Code Section 1092(d)(3), and certificates of deposit and foreign currency even if they are not such actively traded personal property), or Class III assets (accounts receivable), and for that reason no portion of the Tax Purchase Price shall be allocated to Class I assets, Class II assets or Class III assets and the Tax Purchase Price shall be allocated in the manner set forth in clauses (2), (3) and (4) of this paragraph (a).

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            (2)   The Tax Purchase Price shall first be allocated to any Assets that are Class IV assets (inventories and other property of a kind that would properly be included in inventory if on hand at the close of a taxable year, or property held primarily for sale to customers in the ordinary course of trade or business), in accordance with a methodology permitted under Internal Revenue Service Revenue Procedure, 2003-51, 2003-29 IRB 121 (June 25, 2003), if and to the extent agreed pursuant to paragraph (b) of this Section 3.4.

            (3)   Next, any remaining Tax Purchase Price shall be allocated to Assets that are Class V assets (all assets other than Class I, II, Ill, IV, VI, and VII assets) in proportion to and to the extent of their fair market values as of the Closing Date, if and to the extent agreed pursuant to paragraph (b) of this Section 3.4.

            (4)   Finally, any remaining Tax Purchase Price shall be allocated to Assets that are Class VI assets (Section 197 intangibles, as defined in Code Section 197, except goodwill and going concern value) or Class VII assets (goodwill and going concern value).

          (b)   No later than 45 days after the Closing Date, Purchaser shall give written notice to Sellers' Representative of Purchaser's proposed allocation of the Tax Purchase Price by Class in accordance with paragraph (a). If Sellers' Representative does not give written notice to Purchaser within 10 days after receipt of such notice from Purchaser that Sellers' Representative disagrees with any part or all of such proposal, then such allocation as so proposed by Purchaser shall be deemed agreed by the Parties for purposes of the application of this Section 3.4, and the Tax Purchase Price shall be allocated as provided in such notice so given by Purchaser. If Sellers' Representative does so give notice of any such objection, then from that time until the expiration of 90 days after the Closing, the Purchaser and Sellers' Representative shall negotiate in good faith to reach mutual agreement regarding any matters subject to such objection and the allocation of the Tax Purchase Price consistent with the requirements of this Section 3.4, and if the Purchaser and Sellers' Representative do reach such agreement within such period, then the matters and allocation so agreed upon shall be deemed agreed by the Parties for purposes of the application of this Section 3.4. In the event that Sellers' Representative does so give notice of any such objection and the Purchaser and Sellers' Representative are unable so to reach agreement on all such matters, then the matters and allocation that have been agreed shall be deemed agreed by the Parties for purposes of the application of this Section 3.4 and, to the extent not so agreed by Purchaser and Sellers' Representative, Purchaser and each Seller shall file its Tax Returns based on its own good faith determinations. In the event that Purchaser and Seller's Representative have not agreed upon all matters and allocations of Tax Purchase Price pursuant to this Section 3.4 by the expiration of 90 days after the Closing, then, at any time before the expiration of 120 days after the Closing, either Purchaser or Seller's Representative shall have the right to revoke any agreement or all agreements previously reached pursuant to this Section 3.4, in which case no such agreement so revoked shall be deemed to have been made for purposes of the application of this Section 3.4 and Purchaser and each Seller shall allocate the Tax Purchase Price and file its Tax Returns based upon its respective good faith determinations. Purchaser and Seller's Representative may enter into or so revoke any agreement pursuant to this Section 3.4 in its good faith discretion.

          (c)   The Parties acknowledge and agree that the Assets constitute a single trade or business for purposes of Section 1060 of the Code and the application of the provisions of this Section 3.4 and that a single Form 8594 will be filed by Purchaser pursuant thereto that identifies all Sellers and no other person as a seller. The allocation of Tax Purchase Price pursuant to this Section 3.4 shall be made without regard to which Seller owns any particular Asset. Purchaser shall have no concern, responsibility or liability for allocation of Tax Purchase Price between or among any one or more of the Sellers with respect to any Assets that may be owned in whole or in part by more than one Seller. Purchaser does not make or agree to, and shall not be obligated by this Section 3.4 to make or agree to, any allocation of Tax Purchase Price between or among Sellers and/or any other Person.

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4.     TITLE AND INSPECTION OF ASSETS

        4.1    Title Insurance.    Sellers shall, at Sellers' expense, within twenty (20) days from the Effective Date, furnish to Purchaser a title commitment ("Commitment") for an extended coverage owner's policy of title insurance (the "Title Policy") in the form prescribed by the Texas Department of Insurance from a nationally recognized title insurance company selected by Sellers ("Title Company"), in the amount of [***], showing title to the Owned Real Property in the name of the Seller that owns the Owned Real Property. Notwithstanding any provision herein, including the terms and provisions of Section 8.1(a) hereof, it shall be a condition precedent for Purchaser's obligations under this Agreement, that Purchaser receive the Title Policy, or an unconditional and unqualified commitment therefor from the Title Company, in the form provided above, with the endorsements set forth on Schedule 4.1, showing good and indefeasible title in the Owned Real Property vested in the Purchaser (or its permitted assignee), subject only to the Permitted Real Property Exceptions.

        4.2    Survey.    Sellers shall cause to be delivered to Purchaser and Title Company, at Sellers' expense, within ten (10) days from the Effective Date an as-built survey (the "Survey") of the Owned Real Property, prepared by a duly licensed land surveyor, at Sellers' cost and expense, in accordance with the "Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys," jointly established and adopted by ALTA and ACSM in 1992, as amended from time to time, and meeting the accuracy requirements of a Class A survey, as defined therein, including items 2, 3, 4, 6, 7(a), 8, 9, 10 and 11 of Table A thereof. Any encroachments of any improvements upon, from, or onto the Owned Real Property, on or between any building set-back line, a property line, or any easement shown on the Survey, are deemed to be a title defect. Purchaser agrees that the Land Title Survey dated February 2, 2004, by Jeffrey Moon, Registered Professional Land Surveyor No. 4639 (the "Surveyor"), a copy of which has been provided to Purchaser, shall meet the requirements of this Section.

        If the legal description on the Survey does not match the legal description of the Owned Real Property set forth on Exhibit l.1(ddd), then the legal description on the Survey shall control.

        4.3    Title Review Period.    Purchaser shall have ten (10) Business Days (the "Title Review Period") after the receipt of (a) the Commitment, (b) legible copies of all instruments referred to in Schedules B and C of the Commitment, and (c) the Survey to notify Sellers, in writing, of such objections (excluding Permitted Real Property Exceptions) as Purchaser may have to the Commitment or Survey. Liens for ad valorem Taxes not then due and payable and any item contained in the Title Commitment or Survey to which Purchaser does not object during the Title Review Period shall be deemed a Permitted Real Property Exception. In the event Purchaser shall notify Sellers of an objection to anything contained in the Title Commitment or Survey prior to the expiration of the Title Review Period, Sellers shall have ten (10) Business Days, or such greater period of time as may be mutually acceptable to Purchaser and Sellers (the "Cure Period"), within which Sellers may (but shall in no event be required to) cure or remove such objection. If Sellers fail to either cure or remove such objection to the reasonable satisfaction of Purchaser and the Title Company prior to the expiration of the Cure Period, and if by reason of such objection the Title Company refuses to issue the Title Policy in the form provided for in Section 4.1 of this Agreement, Purchaser may either waive such objection and accept such title as Sellers are able to convey without any reduction in the Purchase Price or, as its sole and exclusive remedy, terminate this Agreement by written notice to Sellers given within five (5) days following the expiration of the Cure Period, except that Purchaser shall be entitled to a reduction in the Purchase Price in the amount of any monetary Liens filed of record against the Owned Real Property to the extent such Liens are not paid at or before the Closing. Failure of the Purchaser to send written notice of the election available to it pursuant to the preceding sentence within five (5) days after the expiration of the Cure Period shall be deemed an election by Purchaser to waive its objection and accept such title as Sellers are able to convey without any reduction in the Purchase Price, except for the reduction in the Purchase Price in the amount of any Liens filed of record against the Owned Real Property, as provided above.

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        4.4    Permitted Real Property Exceptions.    Sellers' interests in the Owned Real Property shall be transferred to Purchaser free from Liens, charges, exceptions, or reservations of any kind or character other than the following exceptions ("Permitted Real Property Exceptions"):

          (a)   Applicable zoning restrictions;

          (b)   Easements of record for public utilities and public highways;

          (c)   Liens for Taxes and assessments not yet payable, including any drainage district assessments;

          (d)   Oil and gas leases and mineral interests of record outstanding in Persons other than Sellers, other than conveyances of the surface fee estate, that affect the Owned Real Property;

          (e)   Validly existing rights of adjoining owners in any walls and fences situated on a common boundary; and

          (f)    Exceptions to title which are expressly accepted by Purchaser pursuant to Section 4.3 above.

5.     REPRESENTATIONS AND WARRANTIES OF SELLERS

        5.1    Representations and Warranties of Sellers.    Sellers represent and warrant to Purchaser that the statements contained in this Section 5.1 are correct and complete as of the Effective Date and will be correct and complete as of the Closing Date. The representations of ALT, Texas LNG, and Fleet Star are joint and several. The representations of JBK are several and are applicable only to specific representations regarding JBK, and the assets (LNG Trailers) being sold by JBK to Purchaser hereunder. JBK shall have no liability for the representations or obligations of the other Sellers pursuant to this Agreement, it being expressly understood that the obligations of JBK are several under this Agreement.

          (a)    Organization and Standing.    Each Seller is duly organized, validly existing and in good standing under the Laws of the state of its organization. Each Seller has all necessary power and authority to carry on its business, including the Business, as it is now being conducted, to own or use the properties and assets, including the Assets, that it purports to own or use, and to execute and deliver this Agreement and the other Transaction Documents and to perform its obligations hereunder and thereunder. Each Seller is duly qualified as a foreign corporation in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary, except where the failure to be so qualified or licensed does not have a Material Adverse Effect. Copies of each Seller's formation documents (certified by the Secretary of State of the state of its formation), and all amendments thereto, which have heretofore been or shall promptly be delivered to Purchaser, are accurate and complete as of the date hereof. Schedule 5.1(a) hereto contains a complete and accurate list of all jurisdictions in which each Seller is qualified to do business as a foreign corporation, where such qualification is required by virtue of such Seller's conduct of the Business or location of Assets.

          (b)    Authority.    Each Seller has all requisite power and authority, and has taken all corporate, partnership or limited liability company action necessary, to execute and deliver this Agreement and the other Transaction Documents, to consummate the transactions contemplated hereby and to perform its obligations hereunder. This Agreement has been and when executed and delivered the other Transaction Documents will be duly authorized, executed and delivered by each Seller and constitute the legal, valid and binding obligations of each Seller enforceable against each Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, or similar Laws, relating to or affecting the enforcement of creditor's rights generally and general principles of equity (regardless. of whether such enforceability is considered in a proceeding in equity or at law).

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          (c)    No Violation of Law and Agreements.    Except as set forth in Schedule 5.1(c), the execution, delivery and performance of this Agreement and the other Transaction Documents by Sellers do not and will not, directly or indirectly (with or without notice or lapse of time), (i) conflict with or violate any provision of the formation documents of any Seller and (ii) do not and will not conflict with, violate, result in a breach of, or cause a default under (A) any provision of any Law relating to the business or assets, including the Business and Assets of any Seller (subject to obtaining any regulatory approvals), (B) any provision of any order, arbitration award, judgment or decree to which any Seller is subject, or (C) any provision of any material agreement or instrument to which any Seller or its business or assets are subject or (D) to the Knowledge of each Seller, any other restriction of any kind or character to which such Seller or its business or assets are subject, which conflict, violation, breach or default in each of clauses (A), (B), (C) and (D) above would prohibit or restrict the consummation of the transactions contemplated by this Agreement or any of the other Transaction Documents, or, individually or in the aggregate, have a Material Adverse Effect; (iii) give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any of the Assumed Liabilities; or (iv) result in the imposition or creation of any Liens upon or with respect to any of the Assets.

          (d)    Consents Required.    Except as set forth in Schedule 5.1(d), the execution, delivery and performance of this Agreement and the other Transaction Agreements by each Seller and the consummation of the transactions contemplated hereby and thereby do not require any Seller to obtain any consent, approval or action of, or make any filing with or give notice to, any Person or any Governmental Authority for any reason including, without limitation, in order to avoid (i) the loss of any Governmental Approval held in connection with the Business, (ii) the violation or breach of, or a default under, any lease, commitment, note, indenture, mortgage, lien, instrument, plan, license, contract or agreement relating to the Assets or the Assumed Liabilities to which any Seller is subject, or (iii) giving to others any interests or rights, including rights of termination, acceleration or cancellation, in or with respect to any of the Assets or the Assumed Liabilities ("Sellers' Consents").

          (e)    Subsidiaries.    Except as set forth on Schedule 5.1(e), no Seller has any subsidiary which is used by Seller in the conduct of the Business or which owns any of the Assets.

          (f)    Financial Information.    Sellers have previously supplied to Purchaser in conjunction with Purchaser's investigation of the Assets, Assumed Liabilities, and the Business, certain historical financial information of Sellers (the "Historical Information"), a description of which is attached hereto as Schedule 5.1(f). The Historical Information consists of certain specific financial information of Texas LNG, based on and derived from its books and records, and which was prepared with due care. The Historical Information was not prepared on the basis of generally accepted accounting principles. Sellers reasonably believe that the Historical Information, when considered in the context of the foregoing, the information contained in the footnotes associated therewith, and additional explanatory information (both oral and written) provided to Purchaser, does not contain any untrue statement of a material fact or omit to state any material fact necessary to make the information therein not misleading.

          (g)    Books and Records.    Each Seller has maintained (and given Purchaser access to) books and records and accounts, relating to the Assets and Business, which are complete and correct, in all material respects, and accurately reflect the activities of each Seller with respect to the Business, and which have been kept in accordance with sound business practices.

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          (h)    Title to Assets.    With respect to the Assets other than the Leased Real Property, each Seller has (except for the liens set forth in paragraph 2 of Schedule 5.1(d)) and at Closing each Seller will transfer (free and clear of any Liens including the Liens set forth on Schedule 5.1(d)), and upon the consummation of the transactions contemplated hereby Purchaser will acquire, good and marketable title to or other right to use all of the Assets to be transferred by it to Purchaser, in each case free and clear of all Liens or Liens of any kind, other than Permitted Liens, and Permitted Real Property Exceptions.

          (i)    Real Estate.    Schedule 5.1(i) contains a complete and accurate list of the following:

            (1)   The Owned Real Property and a general description of the Improvements thereon;

            (2)   The Leased Real Property and a general description of the Improvements thereon; and

            (3)   All policies of title insurance issued to any Seller with respect to the Owned Real Property or Leased Real Property.

Except as set forth in Schedule 5.1(i), Fleet Star has the right under the Fleet Star Leases to occupy and use the Leased Real Property. Neither the whole nor any portion of the buildings, structures or appurtenances upon the Owned Real Property or Leased Real Property ("Improvements") have been condemned, requisitioned or otherwise taken by any Governmental Authority, and no Seller has received any notice that any such condemnation, requisition or taking is threatened, which condemnation, requisition or taking would preclude or materially impair the current use thereof. All Improvements have received all Governmental Approvals required in connection with the operation thereof and to Sellers' Knowledge, have been operated and maintained in all material respects in accordance with applicable Laws. All Improvements are supplied with utilities (including, without limitation, water, sewage, disposal, electricity, gas and telephone) necessary for the operation of such Improvements as currently operated.

              (A)  Except as set forth on Schedule 5.1(i), no Seller has received any written notice that it is in violation of, and no Seller has any Knowledge that it is in material violation of, any zoning, use, occupancy, building, wetlands, ordinance or other Law relating to the Improvements, including without limitation the Americans with Disabilities Act and Environmental Law.

              (B)  Except as set forth in Schedule 5.1(i), (A) the Fleet Star Leases are in full force and effect, (B) Fleet Star is not in default of its obligations under the Fleet Star Leases, and (C) the Fleet Star Leases are not subject to or encumbered by any lien or other restriction which substantially impairs the use of the property to which it relates in the Business as now conducted.

          (j)    Taxes.    Each Seller, as applicable, with respect to the Assets, Assumed Liabilities, and Business, has filed all Tax Returns and reports required to be filed by it through the date hereof and will timely file any such Returns or reports required to be filed on or prior to the Closing Date, and such Returns and reports accurately reflect all Taxes owed by such Seller, with respect to the Assets, Assumed Liabilities and Business, except with respect to any Taxes, charges or assessments being contested in good faith by such Seller, as described in Schedule 5.1(j).

          (k)    Tax Activities.    As applicable with respect to the Assets, Assumed Liabilities, and Business, and except as set forth on Schedule 5.1(k):

            (1)   No extension or waiver of any statute of limitations has been requested of or granted by any Seller with respect to any Tax for any period, and no extension or waiver of time within which to file any Tax Return has been requested by or granted to any Seller.

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            (2)   No deficiency, delinquency, or default for any Taxes relating to any Seller or its receipts, income, sales transactions or other business activities has been claimed, proposed or assessed against any Seller nor has any Seller received notice of any such deficiency, delinquency, or default; and there is no audit, examination, investigation, claim, assessment, action, suit, proceeding, Lien or Liens in effect, pending or proposed by any Tax authority with respect to any such Taxes or with respect to any Tax Return of any Seller. No claim has been made by an authority in any state, local or foreign jurisdiction other than Texas that any Seller is subject to taxation by that jurisdiction. There are no Liens for Taxes (other than for Taxes not yet due and payable) on the Assets.

            (3)   Each Seller has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or third party.

            (4)   There is no Tax ruling, request for ruling, or settlement, compromise, closing or Tax collection agreement in effect or pending which does or could affect the liability of any Seller for Taxes for any period after the Closing Date.

            (5)   None of the assets of any Seller (i) consists of or secures any indebtedness the interest on which is exempt from income Tax; (ii) is "tax exempt use property" within the meaning of IRC § 168(h); or (iii) will as of the Closing Date be subject to any "safe harbor lease" within the meaning of former Section 168(f)(8) of the Code or any lease under Section 7701(h) of the Code.

            (6)   Under the Laws in effect on the Closing Date, Purchaser shall have no obligation to (i) pay any Taxes imposed on any Seller or any Affiliate of any Seller, or (ii) pay any Taxes imposed with respect to the ownership or operation of the Assets on or before the Closing Date, and no such Taxes are or will result in any Lien or encumbrance on any of the Assets (except for Taxes that are Governmental Approved Liens and the payment of which is the responsibility of Sellers under this Agreement and which are paid in full by Sellers).

            (7)   There is (i) no Tax sharing, Tax indemnity, lease, or other agreement with respect to Taxes, and (ii) no ruling, request for ruling or settlement, compromise, closing or collection is in effect or pending agreement, to which, in the case of either (i) or (ii), any Seller is a party and by which any of the Assets is bound and which in either case does or could affect the liability of the Purchaser for Taxes imposed on any Person or subject any Assets to Taxes or the payment thereof after the Closing Date or for any period after the Closing Date. Each Seller has paid all federal unemployment Taxes and made all required contributions to the Texas Unemployment Compensation Fund in respect of its employees.

          (l)    Compliance with Laws.    With respect to the Business, Assets and Assumed Liabilities, except as set forth in Schedule 5.1(1), (i) to the Sellers' Knowledge, no Seller has violated, and each Seller is in compliance with, in all material respects, all Laws, and (ii) no Seller has received any notice to the effect that, or otherwise been advised that, it is not in compliance with any such Laws.

          (m)    Contracts and Other Agreements.

            (1)   Schedule 1.1(z) sets forth all of the Contracts. Schedule 5.1(m) sets forth all other agreements (specifically excluding the Contracts) hereinafter referred to in this Section 5.1(m), to which any Seller is a party and by or to which the Assets are bound or subject and which directly affect the operation or ownership of the Business, Assets or Assumed Liabilities:

              (A)  written contracts and other written agreements with any employee, consultant, agent or other representative having more than six (6) months to run from the date hereof or providing for an obligation to pay and/or accrue compensation of $50,000 or more per annum, or providing for the payment of fees or other consideration in excess of $50,000;

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              (B)  contracts and other agreements with any labor union or association representing any employee;

              (C)  contracts and other agreements for the purchase or sale of inventory, equipment or services that contain an escalation, renegotiation or re-determination clause and which cannot be canceled without liability, premium or penalty if written notice, is given thirty days prior to the effective date of the notice;

              (D)  contracts and other agreements for the sale of any of the Assets other than in the Ordinary Course of Business and for a sale price exceeding $50,000 in any one case (or in the aggregate, in the case of any series of related contracts or other agreements) or for the grant to any Person of any preferential rights to purchase any of the Assets;

              (E)  contracts and other agreements (including, without limitation, leases of real property) calling for an aggregate purchase price or aggregate payments in any one year of more than $50,000 in any one case (or in the aggregate, in the case of any series of related contracts and other agreements);

              (F)  joint venture agreements;

              (G)  contracts or other agreements under which it agrees to indemnify any party other than in the Ordinary Course of Business;

              (H)  contracts and other agreements containing covenants of any Seller not to compete in any line of business or with any Person in any geographical area or covenants of any other Person not to compete with any Seller in any aspect of the Business in any geographical area;

              (I)   any other contracts requiring payments in excess of $50,000 in any year.

            (2)   Prior to the Closing, there will be delivered to Purchaser true and complete copies of all of the Contracts, and Purchaser will be granted access to the other agreements set forth in Schedule 1.1(z) or in any Disclosure Schedule. Except as describe in Schedule 1.1(z), there is no default by Seller under any Contract, and no Seller has any Knowledge of any breach or anticipatory breach by any other party thereto. Except as provided in Schedule 1.1(z), the consummation of the transactions contemplated by this Agreement will not result in a default under any Contract, or the right to terminate any such Contract.

          (n)    Environmental Matters.    Except as set forth on Schedule 5.1(n):

            (1)    Compliance With Environmental Laws.    To the Knowledge of Sellers, the Owned Real Property and the Leased Real Property and the operation of the Business have been maintained in material compliance with all Laws, which (A) regulate or relate to the protection or clean-up of the environment; the use, treatment, storage, transportation, handling, disposal or Release of Hazardous Substances, the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources; or the health and safety of persons or property, including without limitation protection of the health and safety of employees; or (B) impose liability with respect to any of the foregoing, including without limitation the Federal Water Pollution Control Act (33 U.S.C. § 1251 et seq.), Resource Conservation & Recovery Act (42 U.S.C. § 6901 et seq.) ("RCRA"), Safe Drinking Water Act (21 U.S.C. § 349, 42 U.S.C. § 300f300j 26), Toxic Substances Control Act (15 U.S.C. §2601 et seq.), Clean Air Act (42 U.S.C. § 7401 et seq.), Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.).("CERCLA"), or any other similar Law of similar effect. (All of the above are, collectively, the "Environmental Laws").

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            (2)    Governmental Approvals.    To Sellers' Knowledge, each Seller has, and at all times has had, all Governmental Approvals required under any Environmental Law with respect to the Owned Real Property, Leased Real Property, and operations of the Business and at all times has been, in material compliance with all such Governmental Approvals.

            (3)    Governmental Approvals Required.    To Sellers' Knowledge, the consummation of any of the transactions contemplated by this Agreement or the Collateral Agreements will not require an application for issuance, renewal, transfer or extension of, or any other administrative action regarding, any Governmental Approval required under any Environmental Law.

            (4)    Notice of Violation.    No Seller has, with respect to the Owned Real Property, Leased Real Property, or operations of the Business, received any notice at any time that it is or was claimed to be in violation of or in non-compliance with the conditions of any Governmental Approval required under any Environmental Law or the provisions of any Environmental Law.

            (5)    Pending Actions.    There is not now pending or, to Sellers' Knowledge, threatened, nor to Sellers' Knowledge, any basis for, nor to Sellers' Knowledge has there ever been any Action against any Seller under any Environmental Law or otherwise with respect to any Release or mishandling of any Hazardous Substance with respect to the Owned Real Property, the Leased Real Property or operations of the Business.

            (6)    Judgments.    There are no consent decrees, judgments, judicial or administrative orders or agreements with, or Liens by, any Governmental Authority relating to any Environmental Law which regulate, obligate, bind or in any way affect any Seller with respect to the Owned Real Property, Leased Real Property or the operations of the Business.

            (7)    Hazardous Substances.    To Sellers' Knowledge, there is not and has not been any Hazardous Substance used, generated, treated, stored, transported, disposed of, handled or otherwise existing on, under, about or from the Owned Real Property or Leased Real Property, except for quantities of any such Hazardous Substances stored or otherwise held on, under or about any Owned Real Property or Leased Real Property or related to the operations of the Business in compliance in all material respects with all Environmental Laws and necessary for the operation of the Business.

            (8)    Environmental Conditions.    There are no present or past Environmental Conditions in any way relating to the Owned Real Property, Leased Real Property, any other Assets or the operations of the Business.

            (9)    Storage Tank or Pipeline.    Except as set forth on Schedule 5.1(n), to Seller's Knowledge, there is not now and has not been at any time in the past any underground or above-ground storage tank or pipeline at any Owned Real Property or Leased Real Property or operations of the Business where the installation, use, maintenance, repair, testing, closure or removal of such tank or pipeline was not in compliance, in all material respects, with all Environmental Laws and there has been no Release from or rupture of any such tank or pipeline, including without limitation any Release from or in connection with the filling or emptying of such tank.

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            (10)    Environmental Audits or Assessments.    True, complete and correct copies of the written reports, and all parts thereof, including any drafts of such reports if such drafts are in the possession or control of any Seller, of all environmental audits or assessments which have been conducted at any Owned Real Property or Leased Real Property or with regard to the operations of the Business within the past five (5) years, either by a Seller or any attorney, environmental consultant or engineer engaged for such purpose, have been delivered to Purchaser and a list of all such reports, audits and assessments and any other similar report, audit or assessment of which any Seller has Knowledge is included on Schedule 5.1(n).

            (11)    Indemnification Agreements.    Except for such provisions as are contained in the Contracts, or in the loan documents with lenders, no Seller is a party, whether as a direct signatory or as successor, assign or third party beneficiary, or otherwise bound, to any contract (excluding insurance policies disclosed on a Disclosure Schedule) under which any Seller is obligated by or entitled to the benefits of, directly or indirectly, any representation, warranty, indemnification, covenant, restriction or other undertaking concerning any Environmental Conditions.

            (12)    Releases or Waivers.    Except for such provisions as are contained in the Contracts, or in the loan documents with lenders, no Seller has released any other Person from any claim under any Environmental Law with respect to the Owned Real Property, Leased Real Property or operation of the Business or waived any rights concerning any Environmental Condition.

            (13)    Notices, Warnings and Records.    To Sellers' Knowledge, Sellers have given all notices and warnings, made all reports, and have kept and maintained in all material respects all records required by and in compliance with all Environmental Laws, with respect to the Owned Real Property Leased Real Property, or operation of the Business.

          (o)    Intellectual Property.    Schedule 5.1(o) lists all trademarks, service marks, trade names, brand marks, brand names, patents (other than patents that have expired), patent applications and employee invention disclosures, copyrights and custom computer software (collectively, the "Intangible Assets") used in connection with the Business. To the extent any Intangible Asset is the subject of a licensing agreement, such licensing agreement and the parties thereto are described in Schedule 5.1(o). Except as disclosed in Schedule 5.1(o), no Seller has received notice that it is infringing upon any intellectual property or any application pending therefor and no Seller knows of any basis for any such claim of infringement.

          (p)    Governmental Approvals.    Schedule 5.1(p) sets forth all Governmental Approvals held by each Seller with respect to the Business. To Sellers' Knowledge, no Governmental Approvals other than those listed on Schedule 5.1(p) are necessary for the transaction of the Business as currently conducted. To Sellers' Knowledge, except as set forth on Schedule 5.1(p), all Governmental Approvals of each Seller are transferable to Purchaser, except for those Governmental Approvals specifically listed as non-transferable on Schedule 5.1(p). All such Governmental Approvals are currently in force. No notice of, any violation has been received in respect of any such Governmental Approvals and no Seller has Knowledge of any proceeding which is pending or threatened that would suspend or revoke or limit any such Governmental Approvals.

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          (q)    Labor and Employment Matters.

            (1)   Except as set forth in Schedule 5.1(q), ALT (A) has withheld and paid to the appropriate Governmental Authority, or is withholding for payment not yet due to such Governmental Authority, all amounts required to be withheld from its employees; (B) is not liable for any arrears of wages, Taxes, penalties or other sums for failure to comply with any of the foregoing; and (C) has complied in all material respects with all Laws, rules and regulations relating to the employment of labor, including Title VII of the Federal Civil Rights Act of 1964, as amended, OSHA, and those relating to hours, wages, collective bargaining and the payment and withholding of Taxes and other sums as required by appropriate authorities.

            (2)   Except as set forth in Schedule 5.1(q), ALT is not a party to any collective bargaining agreement or other labor contract applicable to the employees of ALT; there has been no breach or other failure, to comply with any material provision of such agreement or contract; and ALT is not subject to any (A) unfair labor practice complaint pending before the National Labor Relations Board or any other federal, state, local or foreign agency, (B) pending or threatened labor strike, slowdown, work stoppage, lockout, or other organized labor disturbance, or threat thereof, (C) pending grievance proceeding, (D) pending representation question respecting the employees of ALT, (B) pending arbitration proceeding arising out of or under any collective bargaining agreement or (F) attempt by any union to represent employees of ALT as a collective bargaining agent.

            (3)   Texas LNG has no employees.

          (r)    Employee Benefit Plans.

            (1)   To Seller's Knowledge, no event has occurred (and there exists no condition or set of circumstances) in connection with any Benefit Plan that could subject any Seller, Purchaser, or any Benefit Plan, directly or indirectly, to any liability under ERISA, COBRA, the Code or any other law, regulation or governmental order applicable to any Benefit Plan..

            (2)   To Seller's Knowledge, no "prohibited transaction," as such term is defined in Code Section 4975 and ERISA Section 406, has occurred with respect to any Pension Plan or Welfare Plan (as such terms are defined in ERISA Section 3(2) and 3(1) respectively) that could subject such Benefit Plan, any fiduciary thereof, any Seller or Purchaser to a penalty for such prohibited transaction imposed by ERISA Section 502 or a material Tax imposed by Code Section 4975.

            (3)   Neither Sellers nor any ERISA Affiliate has ever sponsored, maintained, contributed to, been obligated to contribute to, or incurred an obligation to contribute to any Multiemployer Plan (as such term is defined in ERISA Section 3(37)) or any Pension Plan that is or was subject to Title IV of ERISA.

            (4)   No Benefit Plan provides medical or death benefits (whether or not insured) with respect to current or former employees of any Seller beyond their retirement or other termination of service (other than (A) coverage mandated by Law or (B) death benefits under any Pension Plan).

            (5)   The consummation of the transactions contemplated hereby will not (A) entitle any current or former employee of any Seller to severance pay, unemployment compensation or any similar payment, or (B) accelerate the time of payment or vesting, or increase the amount of any compensation due to any such employee or former employee.

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            (6)   Sellers have provided (or has caused the applicable Benefit Plans to provide) and will continue to provide (or cause the applicable Benefit Plans to provide) for "continuation coverage" to or for the benefit of each "covered employee" and each "qualified beneficiary" entitled thereto (as such terms are defined in Code Section 4980B) and shall otherwise comply in all respects with the requirements (including, but not limited to, notice requirements) of Code Section 4980B as to each such covered employee and each such qualified beneficiary with respect to whom a "qualifying event" (as defined in Code Section 4980B) has occurred (or will occur) before, in connection with, or after through the Closing;

          (s)    Litigation.    Except as shown in Schedule 5.1(s), there is no litigation, action, suit, proceeding or, to Sellers' Knowledge, investigation (collectively, "Action") presently pending against any Seller affecting the Assets, Assumed Liabilities or the Business, nor does any Seller have any Knowledge of any Actions threatened against it affecting the Assets, Assumed Liabilities or the Business or restricting or prohibiting the consummation of the transactions contemplated by this Agreement before any Governmental Authority, domestic or foreign. Schedule 5.1(s) sets forth a description of the damages or other relief sought in all Actions described therein.

          (t)    Insurance.    Schedule 5.1(t) sets forth a list and brief description of all policies or binders of fire, liability, product liability, worker's compensation, vehicular and other insurance held by or on behalf of any Seller with respect to the Assets and/or the Business. Such policies and binders are valid and enforceable in accordance with their terms, and are in full force and effect. All premiums on all such policies have been paid to date and each Seller has complied with all conditions of such policies and has received no notice of any failure to comply with the terms of such policies. In addition, Schedule 5.1(t) sets forth in respect of such policies and binders (i) the type and amount of coverage provided thereby, (ii) their respective effective dates, and (iii) claims made or occurrences reported during the past two years with respect to products liability and workers compensation.

          (u)    Brokerage.    No broker, finder, investment banker or other Person is or will be in connection with the transactions contemplated by this Agreement, entitled to any brokerage, finders or other fee or compensation based on any arrangement or agreement made by or on behalf of Sellers, or any of them, and for which Purchaser will have any obligation or liability. Each Seller agrees to indemnify and hold Purchaser harmless with respect to any all Claims for broker's fees, commissions, or other similar fees arising out of the conduct of such Seller.

          (v)    Relations with Suppliers.    Except as set forth on Schedule 5.1(v), no supplier has canceled any Contract, and there has been no threat by any material supplier not to provide, products, supplies, or services (including utilities) to any Seller relating to the Business ("Suppliers") within the 12 months prior to the date of this Agreement. Except as set forth on Schedule 5.1(v), each Seller's relationships with its Suppliers, are, to Sellers' Knowledge, good, and no Seller is aware of anything that would lead it to conclude that any such relationship may be in jeopardy.

          (w)    Transactions with Affiliates.    Schedule 5.1(w) is a true, correct and complete list of all existing business relationships between each Seller and any of the management or owners or any of their Affiliates that relates in any material way to the conduct of the Business and that are expected to continue after the Closing.

          (x)    Absence of Certain Business Practices.    To the Knowledge of Sellers, no Seller nor any manager, officer, employee or agent of any Seller acting on its behalf has, directly or indirectly, (a) within the past three (3) years given any gift or similar benefit to any customer, supplier, competitor or governmental employee or official which would subject such Seller to any damage or penalty in any civil, criminal or governmental litigation or proceeding and which would have or could reasonably be expected to have a Material Adverse Effect, or (b) acted in any other unlawful manner with, to, or in connection with such Seller's customers, Suppliers, or competitors which would have a Material Adverse Effect.

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          (y)    Condition of Equipment.    The Assets are being sold and purchased in "As Is, Where Is" condition.

          (z)    No Sublessees.    Sellers represent that Fleet Star is the only occupant of, and that there are no subtenants of, the Leased Real Property.

          (aa)    Accuracy of Representations.    To the Knowledge of Sellers, no representation, warranty, statement or Disclosure Schedule or other schedule furnished by Sellers to Purchaser in connection with the transactions contemplated hereby contains any untrue statement of material fact or omits to state any material fact necessary to make the statements contained herein or therein not misleading.

6.     REPRESENTATIONS AND WARRANTIES OF PURCHASER

        6.1    Representations and Warranties of Purchaser.    Purchaser represents and warrants to Sellers that the statements contained in this Section 6.1 are correct and complete as of the Effective Date and will be correct and complete as of the Closing Date.

          (a)   Purchaser is duly organized, validly existing and in good standing under the Laws of the State of Texas, Purchaser has all necessary power and authority to carry on its business, as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to execute and deliver this Agreement and the other Transaction Documents and to perform its obligations hereunder and thereunder. Purchaser is duly qualified and in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary, except where the failure to be so qualified or licensed does not have a Purchaser Material Adverse Effect. Copies of Purchaser's formation documents (certified by the Secretary of State of Texas), and all amendments thereto, which have heretofore been or shall promptly be delivered to Sellers, are accurate and complete as of the date hereof.

          (b)    Authority.    Purchaser has all requisite power and authority, and has taken all action necessary, to execute and deliver this Agreement and the other Transaction Documents, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. This Agreement has been, and when executed and delivered, the other Transaction Documents will have been duly authorized, executed and delivered by Purchaser and this Agreement constitutes, and the other Transaction Documents, when executed and delivered by Purchaser will constitute the legal, valid and binding obligations of Purchaser enforceable against Purchaser in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency or similar Laws relating to or affecting the enforcement of creditors rights generally and general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

          (c)    No Violation of Law and Agreements.    The execution, delivery and performance of this Agreement and the other Transaction Documents do not and will not, directly or indirectly (with or without notice or lapse of time) (i) conflict with or violate any provision of the formation documents of Purchaser or (ii) conflict with, violate, result in a breach of, or cause a default under (A) any provisions of any Law relating to the business or assets of Purchaser, or the ownership or operations of the Assets by Purchaser or the performance of the Assumed Liabilities by Purchaser (subject to obtaining any regulatory approvals), (B) any provision of any order, arbitration award, judgment or decree to which Purchaser is subject, or any provision of any material agreement or instrument to which Purchaser or its business or assets are subject or (D) to the Knowledge of Purchaser, any other restriction of any kind or character to which Purchaser or its business or assets are subject, which conflict, violation, breach or default in each of clauses (A), (B), (C) and (D) above would, prohibit or restrict the consummation of the transactions contemplated by this Agreement or any of the other Transaction Documents, or, individually or in the aggregate, have a Purchaser Material Adverse Effect.

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          (d)    Pending Actions.    There is no action, suit, proceeding or investigation pending, or to the Knowledge of Purchaser, threatened before any Governmental Authority against Purchaser or its Affiliates or any of its properties or assets that might delay, prevent or hinder the consummation of the transactions contemplated hereby or the performance by Purchaser of its obligations under this Agreement or the Transaction Documents.

          (e)    Brokerage.    No broker or finder, investment banker or other Person is or will be, in connection with the transactions contemplated by this Agreement, entitled to any brokerage, finder's or other fee or compensation based on any arrangement or agreement made by or on behalf of Purchaser and, for which Sellers will have any obligation or liability. Purchaser shall indemnify and hold Sellers harmless from any and all Claims, liabilities, damages, costs and expenses asserted against the Sellers by any Person claiming to have acted on behalf of Purchaser, or to have been retained by Purchaser, as a broker in connection with the transactions contemplated by this Agreement.

          (f)    Assets of Purchaser.    Purchaser, or any permitted assignee of Purchaser, has assets of $25,000,000 or more or is owned or controlled by a corporation or other entity with assets of $25,000,000 or more.

          (g)    Governmental Approvals.    To Purchaser's Knowledge, Purchaser has all material Governmental Approvals required to be held by Purchaser with respect to the ownership and operation of the Assets, the performance of the Assumed Liabilities, and the conduct of the Business, following the Closing. Purchaser shall, as of the Closing Date, insure that all such Governmental Approvals are in full force and effect.

7.     COVENANTS OF SELLERS

        7.1    Covenants of Sellers.

          (a)    Conduct of Business.    Each Seller agrees that from the date hereof to the Closing Date, it will conduct the Business in the Ordinary Course of Business, so as to preserve the Assets and the Business intact, shall exercise Commercially Reasonable Efforts to preserve the goodwill of the Sellers' suppliers, customers, and others having business relationships with the Sellers, as is applicable to the Business, and, without the prior written consent of Purchaser, which will not be unreasonably withheld or delayed, none of the Sellers shall transfer or assign any material rights under any Contract. Sellers shall notify Purchaser if any of the Sellers, subsequent to the Effective Date, suffer any damage to or loss of any Asset, whether or not covered by insurance, that could have a Material Adverse Effect, or if any of the Sellers, to its Knowledge, experiences any other event or condition which in any one case or in the aggregate has or might be reasonably expected to have a Material Adverse Effect.

          (b)    Conditions.    Each Seller agrees that from the date hereof to the Closing Date it will use its Commercially Reasonable Efforts to:

            (1)   Satisfy the conditions precedent to consummation of the transactions contemplated by this Agreement to the extent they are to be performed by it, its agents or representatives; and

            (2)   Cooperate with Purchaser, to the extent cooperation on its part is helpful, in Purchaser's efforts to obtain the Sellers' Consents and purchaser's consents required in this Agreement.

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          (c)    Litigation.    From the date hereof through the Closing Date, each Seller agrees to notify Purchaser promptly of (A) any Actions or proceedings of the type required to be described in Section 5.1(s) that, from the date hereof, are threatened or commenced against such Seller or against any officer, director, partner, managing member, or employee relating to the Business, Assets or Assumed Liabilities, (B) any Action or proceeding threatened or commenced against such Seller which could impair its ability to perform its obligations under this Agreement, and (C) any requests for additional information or documentary materials by any Governmental Authority in connection with the transactions contemplated hereby.

          (d)    Continued Effectiveness of Representations and Warranties of Sellers.    From the date hereof through the Closing Date, (i) each Seller shall exercise Commercially Reasonable Efforts to conduct its affairs in such a manner that, except as otherwise contemplated or permitted by this Agreement, the representations and warranties contained in Section 5 shall continue to be true and correct on and as of the Closing Date as if made on and as of the Closing Date, and (ii) each Seller shall promptly notify Purchaser of any event, condition or circumstance occurring from the date hereof through the Closing Date that would constitute a violation or breach of this Agreement by such Seller and of any changes to any Disclosure Schedule, provided, however, that such notification shall not be deemed to cure any breach of a representation, warranty, covenant or agreement or to satisfy any condition.

          (e)    Corporate Examinations and Investigations.

            (1)   Prior to the date that is five (5) days prior to the Closing Date, Purchaser shall be entitled, through its employees and representatives, to make such investigation of the Assets, Assumed Liabilities, properties, and operations of each Seller relating to the Business, and such examination of the books, records and financial condition of each Seller relating to the Business, as Purchaser reasonably determines necessary.

            (2)   Purchaser shall have the right until five (5) days prior to the Closing, at its sole cost and expense to (A) conduct tests of the soil surface or subsurface waters and air quality at, in, on, beneath or about the Owned Real Property and the Leased Real Property, and such other procedures as may be recommended by one or more independent environmental consultant selected by Purchaser (the "Consultant(s)") based on Consultant's reasonable professional judgment, in a manner consistent with good engineering practice, (B) inspect records, reports, permits, applications, monitoring results, studies, correspondence, data and any other information or documents relevant to environmental conditions or environmental noncompliance with respect to the Owned Real Property, Leased Real Property, and conduct of the Business, and (C) inspect all buildings and equipment at the Owned Real Property and the Leased Real Property, including without limitation visual inspection for asbestos-containing construction materials; provided, in each case, such tests and inspections shall be conducted only during regular business hours; and in a manner which will not unduly interfere with the operation of the business conducted on or the access to or egress from the Owned Real Property or Leased Real Property. The activities described in Section 7.l(e)(1) and in this Section 7.1(e)(2) shall be referred to in this Agreement as the "Due Diligence Review."

            (3)   Purchaser's Due Diligence Review shall also be subject to the following terms and conditions:

              (A)  The Due Diligence Review shall be scheduled through designated representative(s) of Sellers and Sellers shall have the right to accompany Purchaser's employees, representatives and Consultant(s) as they perform the Due Diligence Review;

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              (B)  Purchaser shall not disclose or allow its employees, representatives or Consultants to disclose the purposes for the Due Diligence Review, without the consent of Sellers, which consent shall not be unreasonably withheld;

              (C)  Purchaser shall obtain the prior approval of Sellers before conducting tests of the soil surface or subsurface waters or, air quality, or other physical tests with respect to the Leased Real Property, and before conducting any discussions with Sellers' employees, vendors, customers or service providers, which approval shall not be unreasonably withheld;

              (D)  Purchaser shall indemnify Sellers, and the respective Landlords under the Fleet Star Leases against any physical damage or injury to property or persons or for any loss or damage proximately arising from the Due Diligence Review, and shall be responsible for the proper disposal of any wastes generated by its actions.

            (4)   Except as otherwise required by Law, any information concerning the Owned Real Property or the Leased Real Property gathered by Purchaser or the Consultant(s) as the result of, or in connection with, the Due Diligence Review shall be kept confidential and shall not be revealed to, or discussed with, anyone other than representatives of Purchaser or representatives of Sellers who agree to comply with the confidentiality provisions hereof; and

            (5)   In the event that any Party is requested or required to disclose information described in this Section 7.1(e), Purchaser shall provide Seller's Representative or Sellers shall provide Purchaser, as the case may be, with prompt notice of such request so that Sellers or Purchaser, as the case may be, may seek an appropriate protective order or waiver of the other Party's compliance with this Agreement. If, in the absence of a protective order or the receipt of a waiver hereunder, such Party is nonetheless, in the opinion of its counsel, compelled to disclose such information to any tribunal or else stand liable for contempt or suffer other censure or penalty, such Party will furnish only that portion of the information which is legally required and will exercise its reasonable efforts to obtain reliable assurance that confidential treatment will be afforded to the disclosed information. The requirements of this subparagraph shall not apply to information in the public domain or lawfully acquired on a nonconfidential basis from others.

          (f)    Expenses.    Sellers shall bear all expenses incurred on behalf of Sellers in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereby, including, without limitation, all fees and expenses of their respective agents, representatives, counsel, actuaries and accountants.

          (g)    Further Assurances.    Each Seller shall execute such documents and other papers and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby. Each Seller shall use its Commercially Reasonable Efforts to fulfill or obtain the fulfillment of the conditions to the Closing as promptly as practicable.

          (h)    Insurance.    From the date hereof through the Closing Date, Sellers shall maintain in force (including necessary renewals thereof) the insurance policies listed on Schedule 5.1(t); except to the extent that they may be replaced with materially equivalent policies appropriate to insure the Assets and Business of each Seller to the same extent as currently insured.

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          (i)    Cooperation.    Prior to Closing, Sellers shall provide Purchaser with any document related to the Business that Purchaser may reasonably request and shall otherwise cooperate (i) in Purchaser's examination of the Assets and Business, and (ii) with Purchaser's financing sources. Sellers further agree to cooperate with Purchaser, through Sellers' counsel and otherwise, to defend the transactions covered by this Agreement and the Collateral Agreements should they, or any of them, be challenged by any Governmental Authority, private parties, or any other third party in any court, administrative, or similar proceeding, provided, however, that the foregoing clause shall not affect the right of either Party to terminate this Agreement in accordance with Section 13.1(d). Such cooperation shall include providing oral and documentary evidence, including affidavits of officers and employees, for use in such proceedings relating to the financial condition of Sellers, including but not limited 10 balance sheets, profit and loss statements, cash flows, accounts payable, the status and history of debt obligations and similar data of ALT and Texas LNG for the period from October 1, 1999 to the present, information concerning prior efforts to sell or otherwise dispose of the Assets and other internal data and information relating to the Business. Purchaser shall pay all reasonable out of pocket costs and expenses incurred by Sellers in providing the cooperative efforts contemplated in this Section.

          (j)    Assignment of Leaseholds.    Sellers shall use all Commercially Reasonable Efforts to obtain, prior to Closing from the Landlords of the Leased Real Property, as Purchaser shall request, (i) such consents as may be required by such lease terms and (ii) estoppel certificates addressed to Purchaser and Sellers stating (A) that the applicable lease is and will continue to be in full force and effect and has not been modified or amended except as indicated in such certificate and neither the Landlord nor any Seller is in default thereunder, (B) the expiration date of the term thereunder, (C) the rent and other charges payable thereunder, and (D) the date through which rent and other charges have been paid thereunder.

          (k)    Pre-Closing Taxes.    Sellers shall pay any and all federal, state and other Taxes imposed or assessed at any time upon any of the Business or any of the Assets or with respect to any receipts, income, sales, transactions or other activities arising out of or relating to the Business with respect to the period, or portion thereof, through the Closing and any period ended before that time. Any amount owed by any Seller pursuant to the immediately preceding sentence shall be paid when due and, in any event, the earlier of (i) expiration of fifteen (15) days after Purchaser's request for such payment and five (5) days prior to the date on which the Purchaser is required to pay or cause to be paid any such Tax.

          (l)    Transfer Taxes.    Except with respect to the LNG inventory on hand at the Willis Plant to be acquired by Purchaser pursuant to Section 9.2(e), Sellers shall pay all sales, use, transfer, real property gains, documentary and stamp Taxes and recording and filing fees applicable to any transaction contemplated by this Agreement.

          (m)    Records.    Sellers shall deliver to Purchaser copies or originals of property files, accounting and Tax records, and other material records in whatever form or medium that relate to the Business or Assets, and that are in the possession or control Sellers, and the Purchaser shall receive possession of such records at Closing or as soon as practicable after Closing, and in any event within ten (10) days of Closing. Sellers shall retain records relating to the Agreement for Field Operations and Maintenance Services described in item 6 of Schedule 1.1(z) for the time period required under such agreement.

        7.2    Covenants and Agreements of Purchaser.

          (a)    Conditions.    Purchaser agrees that from the date hereof to the Closing Date, it will use its Commercially Reasonable Efforts to:

            (1)   Satisfy the conditions precedent to consummation of the transactions contemplated by this Agreement to the extent they are to be performed by it, its agents or representatives;

            (2)   Cooperate with Sellers, to the extent cooperation on its part is helpful, in Sellers' efforts to obtain Sellers' Consents; and

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            (3)   Obtain purchaser's consents.

          (b)    Litigation.    From the date hereof through the Closing Date, Purchaser shall notify Sellers promptly of (i) any actions or proceedings threatened or commenced against Purchaser or against any officer, director, Affiliate, employee, properties or assets of Purchaser which could impair its ability to perform its obligations under this Agreement, and (ii) any requests for additional information or documentary materials by any Governmental Authority in connection with the transactions contemplated hereby.

          (c)    Continued Effectiveness of Representations and Warranties of Purchaser.    From the date hereof through the Closing Date, Purchaser shall use its Commercially Reasonable Efforts to conduct its affairs in such a manner so that, except as otherwise contemplated or permitted by this Agreement, the representations and warranties contained in Section 6 above shall continue to be true and correct on and as of the Closing Date as if made on and as of the Closing Date, and Purchaser shall promptly notify Sellers of any event, condition or circumstance occurring from the date hereof through the Closing Date that would constitute a violation or breach of this Agreement by Purchaser.

          (d)    Expenses.    Purchaser shall bear all expenses incurred on behalf of Purchaser in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereby, including, without limitation, all fees and expenses of its agents, representatives, counsel, actuaries and accountants.

          (e)    Further Assurances.    Purchaser shall execute such documents and other papers and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby. Purchaser shall use its Commercially Reasonable Efforts to fulfill or obtain the fulfillment of the conditions to the Closing as promptly as practicable.

          (f)    Records.    After the Closing, Purchaser shall maintain, and Purchaser shall cause the Business to maintain, the books and records relating to the Business (the "Books and Records") in an orderly and businesslike fashion and shall permit Sellers to have reasonable access at Sellers' expense to the Books and Records in connection with the preparation of Sellers' financial reports, Tax Returns, Tax audits, the defense or prosecution of litigation (including arbitration), or any other reasonable need of Sellers to consult the Books and Records in order to satisfy its obligations herein.

        7.3    Covenants and Agreements of Seller and Purchaser.

          (a)   Notwithstanding any provision herein to the contrary, the Parties agree that the recording of the Special Warranty Deed shall be accomplished through an escrow or subescrow ("Escrow") to be opened with the Title Company ("Escrow Agent"), and the Parties shall deposit a fully executed copy of this Agreement with the Escrow Agent to serve as escrow instructions (the "Escrow Instructions"). This Agreement shall be considered the primary Escrow Instructions between the Parties, but the Parties agree to execute such additional standard escrow instructions as Escrow Agent shall reasonably require. In the event of any conflict between this Agreement and such additional standard escrow instructions, this Agreement shall prevail. On the Closing Date, Escrow Agent shall be responsible for (a) causing the Special Warranty Deed to be recorded in the official records of the appropriate county, (b) issuing or delivering to the Purchaser the Title Policy or unconditional and unqualified binding commitment therefor, and (c) providing Seller and Purchaser with confirmation of the recording of the Special Warranty Deed in the official records of the appropriate county. The Parties confirm that the Purchase Price shall be transferred directly from the Purchaser to the Sellers at the Closing, upon receipt by the Escrow Agent of the duly executed Special Warranty Deed, receipt by the Purchaser of the Title Policy or an unconditional or unqualified commitment therefor, and receipt by the Purchaser's counsel, Sheppard Mullin Richter & Hampton LLP, of duly executed written instructions from Texas LNG to the Escrow Agent authorizing the recording of the Special Warranty Deed, which instructions shall be held by such counsel in trust pending receipt of the Fed Reference Number confirming the wire transfer of the Purchase Price to the account designated by the Sellers, at which time such counsel may transmit such instructions to the Escrow Agent. The fees of the Escrow Agent shall be divided equally between the Parties.

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          (b)    Collection of Accounts Receivable.    The Parties agree to cooperate in good faith following the Closing in connection with the collection of accounts receivable. Each Party agrees that it shall forward promptly to the appropriate Party any monies, checks or instruments received by it that relate to accounts receivable of the other Party; provided, however, that if any payment is received by any Party with respect to both pre-Closing Date and post-Closing Date activities, the payment shall be allocated and applied on a pro-rata basis.

8.     CONDITIONS TO CLOSING

        8.1    Conditions to the Obligations of Purchaser.    The obligation of Purchaser to complete the Closing contemplated hereby is subject to the fulfillment on or prior to the Closing of all of the following conditions:

          (a)   All representations and warranties of Sellers contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date with the same effect as though such representations and warranties were made at and as of the Closing Date, provided, however, that if any portion of any such representation or warranty is already qualified by materiality, for purposes of determining whether this condition has been satisfied with respect to such portion of such representation or warranty, such portion of such representation or warranty as so qualified shall be true and correct in all respects, and Sellers shall have performed and complied with all the covenants and agreements and satisfied all the conditions required by this Agreement to be performed, complied with or satisfied by them at or prior to the Closing Date; and, Purchaser shall have received a certificate from each Seller dated the Closing Date and signed by a Responsible Officer of each Seller to the foregoing effect.

          (b)   Sellers, as applicable, shall have delivered to Purchaser each of the following documents:

            (1)   certified articles of incorporation, or formation, as applicable, of each of the Sellers;

            (2)   appropriate board, shareholder, member resolutions, and other similar documents in order to approve and implement fully the transactions contemplated hereunder in form reasonably satisfactory to counsel for Purchaser; and

            (3)   copies of all of Sellers' Consents.

          (c)   Purchaser shall have received all Purchaser's consents.

          (d)   Each of the Collateral Agreements shall have been executed and delivered by the parties thereto.

          (e)   Purchaser shall have received an executed opinion from Sprouse Shrader Smith P.C., counsel to Sellers, in the form and substance to the effect set forth in Exhibit 8.1(e).

          (f)    Purchaser shall have received an affidavit which satisfies the requirements of Section 1445(b)(2) of the Code from Texas LNG which provides that Texas LNG is not a "foreign Person" within the meaning of Section 1445 of the Code.

          (g)   There shall have occurred no bankruptcy or similar event with respect to Sellers.

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          (h)   (i) None of the Sellers or Purchaser, or their respective owners, partners, members, or shareholders, shall be subject to any order or injunction restraining or prohibiting the consummation of the transactions contemplated hereby, (ii) no Action shall have been instituted before any court or Governmental Authority to restrain or prohibit, or to obtain substantial damages against Sellers or Purchaser in respect of, the consummation of the transactions contemplated hereby, (iii) none of the Parties shall have received written notice from any Governmental Authority of (A) its intention to institute any action or proceeding to restrain, enjoin or nullify this Agreement or the transactions contemplated hereby, or to commence any investigation (other than a routine letter of inquiry, including a routine civil investigative demand) into the consummation of the transactions contemplated hereby or (B) the actual commencement of such investigation, (iv) there shall not be any pending or threatened litigation, suit, action or proceeding by any Person which would reasonably be expected to limit or have a materially adverse effect on Purchaser's ownership of the Assets or the conduct of the Business after the Closing, and (v) no statute, rule or regulation shall have been promulgated or enacted by any Governmental Authority, which would prevent or make illegal the consummation of the transactions contemplated hereby.

          (i)    Sellers shall have delivered to Purchaser at the Closing such other title transfers, documents and instruments as shall be reasonably necessary to transfer to Purchaser the Assets as contemplated by this Agreement. Sellers shall have delivered all the certificates, instruments, contracts and other documents specified to be delivered by each such Person hereunder.

          (j)    The Escrow Agent shall have confirmed to Purchaser (i) that the Special Warranty Deed has been delivered to it by the Sellers and (ii) that the Title Company has issued the Title Policy or an unconditional and unqualified commitment therefor, and that the Escrow Agent has complied with, or is in the position of complying with, all of the other terms and conditions of the Escrow Instructions that have been executed by Purchaser and Seller.

          (k)   The secured parties holding Liens upon the Assets shall have terminated all of such Liens in form and substance approved by Purchaser, including the filing of appropriate UCC Termination Statements.

          (l)    Since the Effective Date, there shall not have been any Material Adverse Change.

          (m)  Purchaser shall have received and approved the Title Policy in accordance with Section 4.1.

          (n)   Purchaser shall have received the Survey.

          (o)   Purchaser shall be satisfied on the basis of its Due Diligence Review from and after the date of this Agreement, that the following matter has been resolved or is acceptable to Purchaser:

            (1)   Environmental conditions on the Owned Real Property and the Leased Real Property.

          (p)   Seller shall furnish to Purchaser such clearance certificates or similar documents that may be required by any federal, foreign, state, local or other Tax authority.

          (q)   All actions to be taken by Sellers in connection with the consummation of the transactions contemplated hereby and all certificates, instruments, and other documents required to effect the transactions contemplated hereby shall be reasonably satisfactory in form and substance to Purchaser and Purchaser's counsel.

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        8.2    Conditions to the Obligations of Sellers.    The obligations of Sellers to proceed with the Closing contemplated hereby are subject to the satisfaction at or prior to Closing of all of the following conditions:

          (a)   All representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date with the same effect as though such representations and warranties were made at and as of the Closing Date, provided, however, that if any portion of any such representation or warranty is already qualified by materiality, for purposes of determining whether this condition has been satisfied with respect to such portion of such representation or warranty, such portion of such representation or warranty as so qualified shall be true and correct in all respects, and Purchaser shall have performed and complied with all of the covenants and agreements and satisfied all the conditions required by this Agreement to be performed, complied with or satisfied by it at or prior to the Closing Date; and Sellers shall have received a certificate dated the Closing Date and signed by the President or a Vice President of Purchaser to the foregoing effect.

          (b)   Purchaser shall have delivered to Sellers each of the following documents:

            (1)   certified articles of incorporation or formation, as applicable, of Purchaser and the Guarantor;

            (2)   appropriate board, shareholder, member resolutions, and other similar documents in order to approve and implement fully the transactions contemplated hereunder in form reasonably satisfactory to counsel for Sellers; and

            (3)   copies of all Purchaser's consents.

          (c)   Sellers shall have received all of Sellers' Consents, in form and substance acceptable to Sellers and Purchaser, including a release of Sellers by the counterparties to the Contracts of any liability thereunder and a release of the continuing guaranty executed by Texas LNG, dated September 21, 2004, in favor of various Entergy affiliates, as described in Schedule 5.1(n).

          (d)   Sellers shall have received an executed opinion from Sheppard, Mullin, Richter & Hampton, LLP, counsel for Purchaser, in the form and substance to the effect as set forth in Exhibit 8.2(d).

          (e)   The Collateral Agreements shall have been executed and delivered by the parties thereto.

          (f)    There shall have occurred no bankruptcy or similar event with respect to Purchaser.

          (g)   (i) None of the Sellers or Purchaser, or their respective, owners, partners, members or shareholders shall be subject to any order or injunction restraining or prohibiting the consummation of the transactions contemplated hereby, (ii) no Action shall have been instituted before any court or Governmental Authority to restrain or prohibit, or to obtain substantial damages in respect of, the consummation of the transactions contemplated hereby, (iii) none of the Parties shall have received written notice from any Governmental Authority of (A) its intention to institute any action or proceeding to restrain, enjoin or nullify this Agreement or the transactions contemplated hereby, or to commence any investigation (other than a routine letter of inquiry, including a routine civil investigative demand) into the consummation of the transactions contemplated hereby or (B) the actual commencement of such investigation, (iv) there shall not be any pending or threatened litigation, suit, action or proceeding by any Person which would reasonably be expected to limit or have a Material Adverse Effect on Sellers' ownership of the Assets or the conduct of the Business prior to the Closing, and (v) no statute, rule or regulation shall have been promulgated or enacted by any Governmental Authority, which would prevent or make illegal the consummation of the transactions contemplated hereby.

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          (h)   All actions to be taken by Purchaser in connection with the consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Sellers and Seller's counsel.

9.     CLOSING

        9.1    The Closing.

          (a)   The Closing shall occur on December 1, 2005, or on such other date as the Parties may select (the "Closing Date"), at the offices of Sheppard, Mullin, Richter & Hampton, LLP, Four Embarcadero Center, 17th Floor, San Francisco, CA 94111, or at such other location as the Parties may select.

          (b)   At the Closing, Sellers shall deliver, or cause to be delivered, to Purchaser the duly executed Collateral Agreements and all certificates, instruments and other documents provided for in Section 8.1 hereof.

          (c)   At the Closing, Purchaser shall deliver to Sellers the Cash provided for in Section 3.1, duly executed Collateral Agreements and all certificates, instruments and other documents provided for in Section 8.2 hereof.

        9.2    Credits, Prorations, and LNG Inventories.    The following provisions shall govern the apportionment of income and expenses with respect to the Assets between Sellers and Purchaser:

          (a)   Real estate Taxes and assessments and personal property Taxes ("Property Taxes") shall be prorated between Purchaser and Sellers as of Closing. Sellers shall pay all outstanding prior years' Property Taxes. If the Closing shall occur before the amount of Property Taxes is fixed, the apportionment of Taxes shall be made based upon the Tax rate for the preceding year, applied to the latest assessed valuation of the property. Upon receipt of the actual Tax bill for the respective Asset, the proration of Property Taxes made at Closing shall be immediately adjusted.

          (b)   Sellers shall arrange for final meter readings on all utilities at the respective Asset to be taken on the Closing Date. Sellers shall be responsible for the payment of utilities used through the day preceding the Closing Date and Purchaser shall be responsible for the payment of utilities used on or after the Closing Date. With respect to any utility for which there is no meter, the expenses for such utility shall be prorated between Sellers and Purchaser at Closing based upon the most current bill for such utility. Any deposits for utilities shall remain the property of Sellers. Sellers and Purchaser shall cooperate to cause the transfer of utility company accounts from Sellers to Purchaser.

          (c)   Rentals payable by or to Third Parties with respect to the Contracts, shall be prorated between Purchaser and Sellers as of Closing, and all revenues, expenses and obligations relating to the Contracts and the Assumed Liabilities, and unearned income or other payments or pre-payments to Sellers shall be prorated between Purchaser and Sellers as of the Closing.

          (d)   Sellers shall be entitled to receive a refund from Third Parties for all prepaid items, including prepaid insurance premiums for cancelled policies, or as a credit for any such items assigned to Purchaser which Purchaser elects to assume.

          (e)   Purchaser and Sellers agree to use their Commercially Reasonable Efforts to obtain a determination of the LNG inventory at the Willis Plant as of eight o'clock a.m. (PST) on the Closing Date. One individual nominated by Sellers and one individual nominated by Purchaser shall participate in the determination of such inventory. Purchaser shall buy such LNG inventory on hand at the Willis Plant, at the price as determined in accordance with Schedule 9.2(e), payable wholly in Cash, at Closing.

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          (f)    Unless otherwise specified, the prorations described in this Section shall be made as of the Closing Date. Certain of the provisions, pertaining to the Owned Real Property may be made in the Escrow in accordance with the Escrow Instructions. Sellers and Purchaser agree to adjust between themselves after Closing any errors or omissions in the prorations made at Closing. Such adjustments shall be made promptly after the receipt of information that verifies the amount of such adjustment; provided, however, that such prorations shall be deemed final and not subject to further post-Closing adjustment if no such adjustments have been requested in writing within one (1) year after the Closing Date.

10.   LIMITATION UPON AND SURVIVAL OF REPRESENTATIONS AND WARRANTIES.

        10.1    Survival.    All statements contained in the Disclosure Schedules or in any certificate, schedule, exhibit or instrument or conveyance delivered by or on behalf of the Parties pursuant to this Agreement or in connection with the transactions contemplated hereby shall be deemed to be representations and warranties by the Parties. Except as otherwise expressly provided herein, all of the representations, warranties, covenants and agreements of the Parties shall survive the execution and delivery of this Agreement and the Closing Date for a period of twelve (12) months following the Closing Date, provided, however, that the representations and warranties set forth in Sections 5.1(a), 5.1(b), 5.1(c)(i), 5.1 (c)(iv) and 5.1(h) and 6.1(a), 6.1(b), and 6.l(c)(i), shall survive the Closing Date indefinitely and the representations and warranties contained in Sections 5.1(j) (Taxes) and 5.1(k) (Tax Activities), 5.1(r) (Employee Benefit Plans, 5.1(u) (Brokerage), and 6.1(e) (Brokerage) shall survive for the period of the applicable statute of limitations with respect to the matters addressed in such sections and the representations and warranties contained in Section 5.1(n) (Environmental Matters) shall survive for a period of twenty-four (24) months from the Closing Date. The termination of the representations and warranties provided herein shall not affect the rights of a Party in respect of any Claim made by such Party in a writing received by the other Party prior to the expiration of the applicable survival period provided herein.

        10.2    Limitation on Sellers' Representations and Warranties. Independent Analysis.    Purchaser acknowledges that Purchaser, either alone or together with any individuals or entities Purchaser has retained to advise it with respect to the transactions contemplated hereby, has knowledge and experience in transactions of the type contemplated pursuant to this Agreement and in the Business and is therefore capable of evaluating the risks and merits of acquiring the Assets and assuming the Assumed Liabilities. Purchaser further acknowledges that no Seller nor any of their respective shareholders, partners, members or owners, nor any of their respective Affiliates, representatives, agents or consultants has made any representation or warranty in respect of the interpretations or economic evaluations relative to the Assets transferred under this Agreement, including with respect to the future operation of the Assets or Business, or as to the prospects (financial or otherwise) of the Business and Assets. Purchaser further acknowledges, agrees and recognizes that any cost estimates, projections or other predictions contained or referred to in any document provided to Purchaser or any of its employees, agents or representatives, are prepared for internal planning purposes only and are not deemed to be representations and warranties of Sellers, or Sellers' respective shareholders, partners, members or owners, or any of their respective Affiliates, agents, representatives, or consultants.

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11.   INDEMNIFICATION

        11.1    Seller's Indemnification of the Purchaser.    ALT, Texas LNG, and Fleet Star, jointly and severally, and JBK, severally and solely with respect to the representations and obligations of JBK hereunder, agree to indemnify, defend and hold harmless Purchaser Group from and against, and to reimburse Purchaser Group with respect to, any and all claims, demands, causes of action, loss, damage, liabilities, costs, and expenses (including reasonable attorney's and experts' fees and court costs, if allowed by law) (collectively "Claims") asserted against or incurred by Purchaser Group by reason of or arising out of (a) the breach of any representation or warranty of the Sellers, or any of them, set forth in this Agreement, (b) the failure of Sellers to perform any covenant or other obligation required by this Agreement to be performed by Sellers, or any of them, (c) any Claims by any Person other than Purchaser relating to the ownership or operations of the Assets or the conduct of the Business prior to the Closing, (d) any obligation or liability arising, out of or related to any conduct of Sellers, or any of them, prior to Closing, out of any Environmental Law, with respect to the Assets, Assumed Liabilities or conduct of the Business, and (e) any liability of Sellers other than the Assumed Liabilities. This indemnity shall, subject to Section 10.1, survive the Closing. Notwithstanding the foregoing provisions of this Section 11.1, Sellers shall not be obligated to indemnify Purchaser Group until the aggregate amount of any Claims sustained by Purchaser Group exceeds $50,000 and then only to the extent the aggregate amount of such Claims exceeds $50,000.

        11.2    Certain Limitations.    Sellers shall have no liability for any misrepresentation or breach of warranty or covenant under this Agreement or otherwise have any liability in connection with the transactions contemplated by this Agreement to the extent that the existence of such liability, the breach of warranty or covenant or the falsity of the representation upon which such liability would be based is disclosed in this Agreement, or in the Disclosure Schedules attached hereto or which is disclosed in a written notice furnished to Purchaser prior to the Closing, or which the Purchaser, through its Due Diligence Review, or otherwise, obtained Knowledge; provided, however, that any such misrepresentation or breach of warranty or covenant disclosed to Purchaser after the execution and delivery of this Agreement and prior to the Closing shall not affect the right of Purchaser to elect not to close the transactions contemplated by this Agreement as provided in Section 13.1 (it being understood and agreed that if, despite such right of Purchaser to elect not to close by reason of the misrepresentation or breach so disclosed, Purchaser nevertheless elects to close, thereby waiving such misrepresentation or breach, Purchaser shall thereafter, to the extent of the disclosure, have no Claim against Sellers by reason of, in connection with or arising from any such disclosed misrepresentation Or breach of warranty or covenant).

        11.3    Purchaser's Indemnification of Sellers.    Subject to Section 10.1, Purchaser agrees to indemnify and hold harmless Seller Group from and against, and to reimburse Seller Group with respect to, any and all Claims asserted against or incurred by Seller Group by reason of or arising out of (a) the breach of any representation or warranty of the Purchaser set forth in this Agreement, (b) the failure of Purchaser to perform any covenant or other obligation required by this Agreement to be performed by Purchaser, (c) any Claims by any Person other than Sellers relating to the ownership or operations of the Assets or the conduct of the Business after the Closing, (d) any Assumed Liability, and (e) any obligation or liability arising out of or related to any conduct of Purchaser subsequent to Closing, out of any Environmental Law with respect to the Assets, Assumed Liabilities, or conduct of the Business. This indemnity shall, subject to Section 10.1, survive the Closing. Notwithstanding the foregoing provisions of this Section 11.3, Purchaser, shall not be obligated to indemnify Seller Group until the aggregate amount of any Claims sustained by Seller Group exceeds $50,000 and then only to the extent the aggregate amount of such Claims exceeds $50,000.

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        11.4    Procedure for Claims.    If any Party indemnified under Section 11.1 or I 1.3 (the "Claimant") desires to make a Claim against any Party obligated to provide indemnification under Section 11.1 or 11.3 (the "Indemnitor"), with respect to any matter covered by such indemnification obligation, the procedures for making such Claim shall be as follows:

          (a)   Third Party' Claims. if the Claim is for indemnification with respect to any Claim by any Person other than Purchaser or Sellers ("Third Party Claim"), the Claimant will give prompt written notice to the Indemnitor of the institution, assertion or making of such Third Party Claim, and the nature thereof. Upon delivery of such notice, the Claim specified therein shall be deemed to have been made for purposes of this Agreement. If the Claimant fails to give such notice and Indemnitor is precluded from asserting a material defense, Claimant shall be deemed to have waived rights to indemnification or payment with respect to such Third Party Claim but only to the extent the Indemnitor suffers actual loss as a result of such failure. Upon prior written notice to Claimant, Indemnitor may, within fifteen (15) days after receipt of Claimant's notice (or sooner, if the nature of the Claim so requires), proceed, with counsel reasonably acceptable to the Claimant, at the Indemnitor's sole expense, to cure, defend, compromise or settle the Third Party Claim, in the name of the Claimant or otherwise. If indemnitor undertakes the defense of any Third Party Claim, Claimant shall cooperate with Indemnitor and its counsel in the investigation and defense, at Indemnitor's expense, but Indemnitor shall control the negotiation, tactics, trial, appeals and other matters and proceedings related thereto, except that Indemnitor shall not, without the prior written consent of Claimant, in connection with any Third Party Claim, require Claimant to take or refrain from taking any action, or make any public statement, which Claimant reasonably considers to be against its interest, or consent to any settlement that requires Claimant to make any payment that is not fully indemnified hereunder or, in the case of Purchaser as indemnitee, any settlement that may adversely affect the Business as operated by Purchaser after the Closing. If the Indemnitor notifies Claimant that it does not wish to assume the defense of such Third Party Claim, or if the Indemnitor fails to respond to the Claimant's notice of the Third Party Claim within fifteen (15) days after receipt of such notice (or sooner, if the nature of the Claim so requires) fails to proceed in a diligent and timely manner to cure, defend, compromise or settle a Third Party Claim for which it has assumed the defense pursuant to the foregoing provisions, the Claimant may, at the sole cost and expense of Indemnitor, proceed to cure, defend, compromise or settle the Third Party Claim as it shall in its sole discretion deem to be advisable, without prejudice to any right to indemnification the Claimant may have against the Indemnitor with respect thereto, whether pursuant to this Agreement or otherwise. Notwithstanding the foregoing, nothing herein contained shall prevent the Claimant, if it so desires, from employing its own counsel at Claimant's own expense to assist in the defense (but not to control the defense) of any Third Party Claim. Notwithstanding anything contained herein to the contrary, the Indemnitor shall not be entitled to have sole control over (and if it so desires, the Claimant shall have sole control over) the defense, settlement, adjustment or compromise of (i) any Third Party (non-monetary) Claim that seeks an order, injunction or other equitable relief against any Claimant or its Affiliates which, if successful, is reasonably likely to interfere with the business, assets, liabilities, obligations, prospects, financial condition or results of operations of the Claimant or any of its Affiliates and (ii) any matter relating to Taxes of the Purchaser or any of its Affiliates.

          (b)    Non-Third Party Claims.    If the Claim is for indemnification with respect to a matter other than a Third Party Claim, the Claimant will give prompt written notice to the Indemnitor of such claim, setting forth with reasonable particularity the basis, nature and dollar amount thereof. Upon delivery of such notice the Claim specified therein shall be deemed to have been made for purposes of this Agreement. The Indemnitor shall, within fifteen (15) days after receipt of such notice, give written notice to the Claimant as to whether or not the Indemnitor accepts the responsibility to indemnify the Claimant with respect to such Claim. If the Indemnitor fails to respond to notice of such Claim within fifteen (15) days after receipt of such notice or denies responsibility therefor, the liability of the Indemnitor to the Claimant for indemnification with respect to such Claim shall be determined by a judgment entered by a court of competent jurisdiction, or by written consent of the Indemnitor.

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        11.5    Remedies: Limitations on Liability.    Purchaser and Sellers shall each, respectively, be entitled to any and all remedies or actions at law or equity relating to the breach of this Agreement by the other, and the prevailing Party in any legal proceeding between Purchaser and Sellers brought under or with relation to this Agreement shall be additionally entitled to recover court costs, expert fees and reasonable attorney fees, if allowed by applicable Law, from the prevailing Party, subject to the following:

          (a)   Notwithstanding any other provision of this Agreement, (i) except with respect to a breach of a representation, warranty and covenant of any Seller hereunder with respect to any Tax (in which case the limitation of this Section 11.5(a)(i) shall not apply) and any Claim based on actual fraud of any Seller (in which case neither of the limitations in Section 10.1 nor the limitations in this Section 11.5(a)(i) shall apply), the maximum aggregate liability of Sellers, under the indemnity provisions of Section 11 of this Agreement, or under any other provisions of this Agreement, shall not exceed $1,400,000, and (ii) except with respect to any Claim based on actual fraud (in which case neither of the limitations in Section 10.1 nor the limitations in this Section 11.5(a)(ii) shall apply), the maximum aggregate liability of Purchaser under the indemnity provisions of Section 11 of this Agreement, or under any other provisions of this Agreement, shall not exceed $1,400,000.

          (b)   If any Claims for which indemnification is provided are covered by third party insurance, the Claimant shall assign its right to proceeds from such insurance to the Indemnitor upon the receipt of notice of indemnification from the Indemnitor.

          (c)   If any Claimant becomes entitled to any indemnification from a Claim pursuant to this Agreement, such indemnification payment shall be made in Cash upon demand.

          (d)   Upon making any payment to a Claimant for any Claim, the Indemnitor shall be subrogated to the extent of such payment, to any rights which the Indemnitee may have against any third party with respect to the subject matter underlying such Claim.

12.   RISK OF LOSS: CASUALTY: CONDEMNATION

        12.1    Risk of Loss.    Title to, and risk of loss or destruction of or damage to, the Assets shall remain in and upon Sellers until completion of the Closing, at which time they shall pass to Purchaser.

        12.2    Substantial Casualty or Condemnation.    If at any time prior to the Closing Date all or any portion of the Assets are destroyed or damaged as a result of fire or any other casualty whatsoever and the cost of restoring such damage exceeds $250,000, or if all or any portion of the Owned Real Property or facilities material for the operation of the Willis Plant is condemned or taken by eminent domain proceedings by any Governmental Authority or if a notice of any such prospective condemnation or taking is given by any Governmental Authority, then at the option of Purchaser (exercised by written notice to Sellers within fifteen (15) days after receipt of notice of such occurrence from Sellers), this Agreement shall terminate and shall be canceled with no further liability of either Party to the other (except for such obligations which expressly survive termination hereof). Sellers shall give Purchaser prompt written notice of any casualty or any actual or threatened taking of which Sellers have Knowledge.

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        12.3    Sellers' and Purchaser's Rights.    If there is any partial or total damage or destruction or condemnation or taking, as set forth in Section 12.2, and if Purchaser elects not to terminate (or is not permitted to terminate) this Agreement as herein provided, then (a) in the case of a taking, there shall be no adjustment to the Purchase Price but all condemnation proceeds paid or payable to Sellers shall belong to Purchaser and shall be paid over and assigned to Purchaser at Closing, and Sellers shall further execute all assignments and any other documents or instruments as Purchaser may reasonably request or as may be necessary to transfer all interest in all such proceeds to Purchaser or to whomever Purchaser shall direct, free and clear of any claims or Liens and (b) in the case of a casualty, there shall be no adjustment to the Purchase Price and Sellers shall (i) assign to Purchaser Sellers' valid and unencumbered right, title and interest in and to all insurance proceeds paid or payable under all insurance policies required to be maintained by Sellers hereunder (and to Sellers' interest in such policies to the extent necessary to enforce Purchaser's right to any proceeds thereunder), free and clear of any claims or defenses of the insurer and (ii) pay to Purchaser the amount of any deductible under such policies (not to exceed the amount of the actual loss); provided that in the event Purchaser determines prior to Closing that the amount collectible under such insurance policies together with the amount of the deductible is or will likely be less than the actual cost to restore the Assets either because the same were underinsured by Sellers or the insurer denies coverage for any reason, Purchaser shall have the right to terminate this Agreement at or prior to Closing, unless Sellers agree to pay the uninsured deficiency.

13.   TERMINATION

        13.1    Termination.    This Agreement may be terminated at any time prior to the Closing by:

          (a)   the written agreement of the Purchaser and Sellers upon such terms and conditions as the Parties shall agree upon;

          (b)   Purchaser, if (i) without limiting the Purchaser's rights under clause (iii) below, there shall occur a material misrepresentation or breach of a representation, warranty or covenant by Sellers under this Agreement, as contemplated pursuant to Section 8.1(a), (ii) there shall occur a Material Adverse Change, (iii) Purchaser shall have determined, pursuant to its Due Diligence Review, as contemplated pursuant to Section 8.1(o), that the matter described in Section 8.1(o)(1) is unacceptable to Purchaser, (iv) any of the other conditions set forth in Section 8.1 hereof, become incapable of fulfillment (other than as a result of a breach by Purchaser of this Agreement) and is not waived by Purchaser. Purchaser's sole remedy, in each event described in this Section 13.1(b), shall be to terminate this Agreement;

          (c)   Sellers, if (i) there shall occur a material misrepresentation or breach of a representation, warranty, or covenant by Purchaser under this Agreement, as contemplated pursuant to Section 8.2(a), or (ii) any of the conditions set forth in Section 8.2 hereof becomes incapable of fulfillment (other than as a result of a breach by Sellers of this Agreement) and is not waived by Sellers in which event Seller's sole remedy shall be to terminate this Agreement;

          (d)   either Sellers or Purchaser by written notice to the other Party if the transactions contemplated hereby shall not have been consummated by 5:00 p.m. Amarillo, Texas time on December 1, 2005, unless, such date shall be extended by the mutual written consent of Sellers and the Purchaser.

        13.2    Effect of Termination.    Upon any termination of this Agreement pursuant to the foregoing provisions of Section 13.1, no Party shall thereafter have any further liability or obligation hereunder, except for the obligations under Section 14.10 and Section 14.11 which shall continue through and until the date that is two years subsequent to the date hereof.

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14.   MISCELLANEOUS

        14.1    Binding Agreement.    Assignment; Parties in Interest. This Agreement shall be binding upon, and shall inure to the benefit of, the Parties hereto and their respective successors and assigns; provided, however, that any assignment of this Agreement by any Party hereto without the written consent of the other Parties shall be void. JBK consents to the assignment of the rights of Purchaser to acquire the LNG Trailers, and the assets to be conveyed hereunder by Fleet Star to one or more Affiliates of Purchaser; provided that such assignment shall not relieve Purchaser of any of its liabilities or obligations under this Agreement. Except as provided herein, nothing in this Agreement, express or implied, is intended or shall be construed to give to any Person other than the Parties hereto any right, remedy or claim under or by reason of this Agreement.

        14.2    Notices.    All notice, requests, demands, and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person, or transmitted by first-class certified mail, postage prepaid, return receipt requested, or sent by prepaid overnight delivery service, or sent by facsimile transmission, to the Parties at the following addresses (or at such other address as shall be specified by the Parties by like notice):

    If to Sellers Representative:

      Applied LNG Technologies USA, LLC
      8101 SW 34th Avenue
      Amarillo, Texas 79121
      Facsimile: (806) 354-4997
      Attention: Ken Kelley

    With a copy to:

      Jeffrey G. Shrader
      Sprouse Shrader Smith P.C.
      701 S. Fillmore, Suite 500
      P.O. Box 15008
      Amarillo, Texas 79105-5008
      Facsimile: (806) 373-3454

    If to Purchaser:

      Clean Energy Texas LNG, LLC
      3020 Old Ranch Parkway, Suite 200
      Seal Beach, California 90740
      Facsimile: (562) 546-0097
      Attention: Alan P. Basham

    With a copy to:

      James J. Slaby
      Sheppard, Mullin, Richter & Hampton LLP
      Four Embarcadero Center
      17th Floor
      San Francisco, CA 94111
      Fax: (415) 403-6074

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        14.3    Publicity.    All notices to Third Parties and other publicity concerning the transactions contemplated by this Agreement, or any subsequent termination of this Agreement, shall be jointly planned and coordinated by and between Sellers and Purchaser. No Party shall act unilaterally in this regard without the prior written approval of the others; provided, however, that such approval shall not be unreasonably withheld. It is understood that this provision shall never prevent either Party from complying with any applicable public disclosure requirements.

        14.4    Applicable Law.    This Agreement shall be construed and enforced in accordance with the law of the State of Texas.

        14.5    Entire Agreement; Amendments; Waivers.    This Agreement, including the representations and warranties contained herein, constitutes the entire agreement between the Parties pertaining to the subject matter hereof and supersedes any and all prior and contemporaneous agreements, representations, warranties and understandings of the Parties. No supplement, modification or amendment to this Agreement shall be binding unless executed in writing by each of the Parties hereto. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the Party making the waiver.

        14.6    Counterparts.    This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one and the same instrument.

        14.7    WAIVER OF JURY TRIAL.    IN THE EVENT THAT ANY DISPUTE SHALL ARISE BETWEEN PURCHASER AND SELLERS, AND LITIGATION ENSUES, WITH RESPECT TO ANY LITIGATION ARISING OUT OF THIS AGREEMENT OR ANY RELATED TRANSACTION, THE PARTIES EXPRESSLY WAIVE ANY RIGHT THEY MAY HAVE TO A JURY TRIAL AND AGREE THAT ANY SUCH LITIGATION SHALL BE TRIED BY A JUDGE WITHOUT A JURY.

        14.8    Forum and Venue.    Any and all claims or actions arising out of or relating to this Agreement shall be filed in and heard by the state or federal courts with jurisdiction to hear such suits located in Dallas, Texas, and each Party hereby consents to the jurisdiction of such courts and irrevocably waives any objections thereto, including, without limitation, objections on the basis of improper venue or forum non conveniens.

        14.9    Mutual Cooperation.    After the Closing, each Party to this Agreement shall cooperate with each other Party and its Affiliates, which cooperation shall include the furnishing of testimony and other evidence, permitting access to employees and providing information regarding the whereabouts of former employees, as reasonably requested by such other Party in connection with the prosecution or defense of any claims or other matters relating to the Assets. Sellers further agree to cooperate fully with Buyer, through counsel and otherwise, to defend the transactions contemplated by this Agreement should any of them be challenged by any Governmental Authority, private parties, or other third party in any court, administrative or similar proceeding. Such cooperation shall include without limitation providing oral and documentary evidence, including affidavits of officers and employees, for use in such proceedings relating to the financial condition of the Sellers, including but not limited to balance sheets, profit and loss statements, cash flows, accounts payable, the status and history of debt obligations and similar data of ALT and Texas LNG for the period from October 1, 1999 to the present, information concerning prior efforts to sell or otherwise dispose of the Assets and Business, other internal data and information relating to the Business and competition and market data relating to the Business. Purchaser will reimburse Sellers for their reasonable out-of-pocket costs in providing such cooperation.

        14.10    Expenses.    Each Party to this Agreement shall pay all expenses incurred by it or on its behalf in connection with the preparation, authorization, execution and performance of this Agreement and the Transaction Documents, including but not limited to, all fees and expenses of agents, representatives, counsel, and accountants engaged by such Party.

        14.11    Confidentiality Agreement.    The Parties agree that the Confidentiality Agreement shall remain in full force and effect, and each Party agrees to comply with its terms and conditions.

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        14.12    Specific Performance.    Each of the Parties hereto acknowledges that the other Party would not have an adequate remedy at Law for money damages in the event that any of the covenants or agreements set forth in this Agreement were not performed by the other Party in accordance with its terms and therefore the Parties agree that each Party shall be entitled to specific performance, injunctive and other equitable relief in addition to any other remedy to which it may be entitled at Law or in equity (without the necessity of proving the inadequacy as a remedy of money damages).

        14.13    Bulk Transfer.    The Parties hereto hereby waive compliance with the provisions of any applicable bulk sales Law of any jurisdiction in connection with the transactions contemplated hereby and no representation, warranty or covenant contained in this Agreement shall be deemed to have been breached as a result of such non-compliance.

        14.14    Sellers' Representative.

          (a)   ALT acting alone, with full power of substitution and re-substitution, is hereby designated as the representative of the Sellers ("Sellers' Representative") to serve, and the Purchaser hereby acknowledges that Seller's Representative shall serve, as the sole representative of the Sellers from and after the Effective Date with respect to the matters set forth in this Agreement, such service to be without compensation except for the reimbursement of out-of-pocket expenses and indemnification specifically provided herein. Sellers' Representative has accepted such designation as of the date hereof. Notwithstanding anything to the contrary contained in this Agreement, Sellers' Representative shall have no duties or responsibilities except those expressly set forth herein, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on behalf of any Seller shall otherwise exist against Sellers' Representative.

          (b)   Each Seller hereby irrevocably appoints Sellers' Representative as the agent, proxy and attorney-in-fact for such Seller for all purposes of this Agreement, including full power and authority on such Seller's behalf (i) to take all actions which Sellers' Representative considers necessary or desirable in connection with the defense, pursuit or settlement of any determinations relating to (x) the payment of the Purchase Price, and (y) any Claims for indemnification pursuant to Section 11 of this Agreement, including determinations to sue, defend, negotiate, settle and compromise any such Claims for indemnification made by or against, and other dispute with Purchaser pursuant to this Agreement, or any of the agreements or transactions contemplated hereby, (ii) to engage and employ agents and representatives (including accountants, legal counsel and other professionals) and to incur such other expenses as he shall deem necessary or prudent in connection with the administration of the foregoing, (iii) to disburse to the Sellers all indemnification payments received from Purchaser under Section 11 hereof, (iv) to accept and receive notices to Sellers pursuant to this Agreement, and (v) to take all other actions and exercise all other rights which Sellers' Representative (in its sole discretion) considers necessary or appropriate in connection with this Agreement. Each of the Sellers acknowledges and agrees that such agency and proxy are coupled with an interest, and are therefore irrevocable without the consent of Sellers' Representative and shall survive the bankruptcy, dissolution or liquidation of any Seller. All decisions and acts by Sellers' Representative shall be binding upon all of the Sellers, and no Seller shall have the right to object, dissent, protest or otherwise contest the same.

          (c)   In the event that the entity authorized hereunder as Sellers' Representative shall resign or otherwise fail to act on behalf of the Sellers for any reason, a substitute Sellers' Representative shall be elected by prompt action of the Sellers.

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Confidential portions of this document have been redacted and filed separately with the Commission.

          (d)   Sellers' Representative is authorized to act on behalf of the Sellers notwithstanding any dispute or disagreement among the Sellers, and the Purchaser shall be entitled to rely on any and all action taken by Sellers' Representative without any liability to, or obligation to inquire of, any Sellers even if such party shall be aware of any actual or potential dispute or disagreement among Sellers. Purchaser is expressly authorized to rely on the genuineness of the signature of Sellers' Representative and, upon receipt of any writing which reasonably appears to have been signed by a representative of Sellers' Representative may act upon the same without any further duty of inquiry as to the genuineness of the writing.

          (e)   Neither Sellers' Representative nor any agent employed by it shall be liable to any Seller relating to the performance of its duties under this Agreement for any errors judgment, negligence, oversight, breach of duty or otherwise except to the extent it is finally determined in a court of competent jurisdiction by clear and convincing evidence that the actions taken or not taken by Sellers' Representative constituted fraud or were taken or not taken in bad faith. Sellers' Representative shall be indemnified and held harmless by Sellers against all Claims paid or incurred in connection with any action, suit, proceeding or Claim to which Sellers' Representative is made a party by reason of the fact that it was acting as Sellers' Representative pursuant to this Agreement; provided, however, that Sellers' Representative shall not be entitled to indemnification hereunder to the extent it is finally determined in a court of competent jurisdiction by clear and convincing evidence that the actions taken or not taken by Sellers' Representative constituted actual fraud or were taken or not taken in bad faith. Sellers' Representative shall be protected in acting upon any notice, statement or certificate believed by it to be genuine and to have been furnished by the appropriate Person and in acting or refusing to in act in good faith or any matter.

14.15
Disclosure Schedules; Interpretation. Any matter set forth in a Disclosure Schedule shall be deemed disclosure also for purposes of any other Sections or Disclosure Schedules in this Agreement to which it may relate. Failure to provide a cross reference to other applicable Sections contained in the Agreement or Disclosure Schedules shall not, however, be determined a failure to disclose unless a reasonable person would be unable to determine that the disclosure contained in such Section or Disclosure Schedule contains enough information to qualify or otherwise apply to other representations, Sections or Disclosure Schedules contained this Agreement.

[The next page is the signature page]

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Confidential portions of this document have been redacted and filed separately with the Commission.

        IN WITNESS WHEREOF, the Parties have executed or caused the Agreement to be executed as of the day and year first above written.

PURCHASER	CLEAN ENERGY TEXAS LNG, LLC, a Texas limited liability company
	By:	/s/ Andrew J. Littlefair
	Name:	Andrew J. Littlefair
Title:

SELLER	APPLIED LNG TECHNOLOGIES USA, L.L.C., a Delaware limited liability company
	By:	/s/ Ken Kelley
	Name:	Ken Kelley
Title:

SELLER:	TEXAS LNG LTD. a Texas limited partnership
By: Texas LNG Management, Inc., a Texas corporation, its General Partner
	By:	/s/ Ken Kelley
	Name:	Ken Kelley
Title:

SELLER:	JACK B. KELLY, Inc., a Texas corporation
	By:	/s/ Ken Kelley
	Name:	Ken Kelley
Title:

SELLER:	FLEET STAR, Inc., a Delaware corporation
	By:	/s/ Ken Kelley
	Name:	Ken Kelley
Title:

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Confidential portions of this document have been redacted and filed separately with the Commission.

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  Exhibit 10.21
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